EXHIBIT 99

                            CNA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                     Consolidated Financial Statements as of
                 December 31, 1999 and 1998 and for Each of the
                Three Years in the Period Ended December 31, 1999

CNA FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
BALANCE SHEETS

----------------------------------------------------------------------------------------------------------

                                                                              December 31,  December 31,
(In millions of dollars, except share data)                                      1999          1998
----------------------------------------------------------------------------------------------------------
ASSETS
  Investments:
    Fixed maturity securities available-for-sale (amortized cost: $27,948 and
    $29,511)....................................................................$27,248      $30,073
    Equity securities available-for-sale (cost: $1,150 and $1,055)..............  3,610        1,970
    Mortgage loans and real estate (less accumulated depreciation: $1 and $1)...     47           62
    Policy loans................................................................    192          177
    Other invested assets.......................................................  1,108          858
    Short-term investments .....................................................  3,355        4,037
                                                                                --------     --------
      TOTAL INVESTMENTS......................................................... 35,560       37,177
  Cash..........................................................................    153          217
  Receivables:
    Reinsurance.................................................................  8,023        6,894
    Insurance ..................................................................  4,483        5,198
    Less allowance for doubtful accounts........................................   (310)        (328)
  Deferred acquisition costs....................................................  2,436        2,422
  Prepaid reinsurance premiums..................................................  1,468          323
  Accrued investment income.....................................................    387          392
  Receivables for securities sold...............................................    284          255
  Federal income taxes recoverable (includes: $241 and $234 due from Loews).....    269          251
  Deferred income taxes.........................................................    852          995
  Property and equipment at cost (less accumulated depreciation: $701 and $695).    746          824
  Intangibles...................................................................    328          368
  Other.........................................................................  1,937        2,241
  Separate account business.....................................................  4,603        5,203
-----------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                              $61,219      $62,432
=====================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Insurance reserves:
     Claim and claim adjustment expense ........................................$27,356      $29,154
     Unearned premiums..........................................................  5,103        5,039
     Future policy benefits.....................................................  5,996        5,352
     Policyholders' funds.......................................................    710          855
  Collateral on loaned securities...............................................  1,300          130
  Payables for securities purchased.............................................    135          316
  Participating policyholders' equity...........................................    121          140
  Debt..........................................................................  2,881        3,160
  Other.........................................................................  3,881        3,722
  Separate account business.....................................................  4,603        5,203
                                                                                --------     --------
      TOTAL LIABILITIES......................................................... 52,086       53,071
                                                                                --------     --------
Commitments and contingencies

Minority interest...............................................................    195          204

Stockholders' equity:
  Common stock ($2.50 par value;
    Authorized as of December 31, 1999 - 500,000,000 shares;
    Authorized as of December 31, 1998 - 200,000,000 shares;
    Issued - 185,525,907 shares;
    Outstanding as of December 31, 1999 - 184,406,931 shares,
    Outstanding as of December 31, 1998 - 183,889,569 shares)...................    464          464
  Preferred stock...............................................................    150          350
  Additional paid-in capital....................................................    126          126
  Retained earnings.............................................................  7,114        7,258
  Accumulated other comprehensive income........................................  1,188        1,064
  Treasury stock, at cost.......................................................    (41)         (61)
                                                                                ---------    --------
                                                                                  9,001        9,201
  Notes receivable for the issue of stock.......................................    (63)         (44)
                                                                                ---------    --------
      TOTAL STOCKHOLDERS' EQUITY................................................  8,938        9,157
-----------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $61,219      $62,432
=====================================================================================================
 See accompanying Notes to Consolidated Financial Statements.


CNA FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

----------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(In millions of dollars, except per share data)                              1999       1998      1997
----------------------------------------------------------------------------------------------------------
Revenues:
 Premiums....................................................................$13,282    $13,536   $13,624
 Net investment income.......................................................  2,101      2,146     2,209
 Realized investment gains, net of participating
 policyholders' and minority interests.......................................    315        681       738
 Other  .....................................................................    705        799       628
                                                                             --------   --------  --------
  Total revenues                                                              16,403     17,162    17,199
                                                                             --------   --------  --------
Claims, benefits and expenses:
  Insurance claims and policyholders' benefits............................... 11,900     11,847    11,395
  Amortization of deferred acquisition costs.................................  2,143      2,180     2,138
  Other operating expenses...................................................  2,086      2,321     2,100
  Restructuring and other related charges ...................................     83        246        -
  Interest...................................................................    202        219       198
                                                                             --------   --------  --------
  Total claims, benefits and expenses                                         16,414     16,813    15,831
                                                                             --------   --------  --------
  Income (loss) before income tax and cumulative
  effect of a change in accounting principle.................................    (11)       349     1,368
Income tax benefit (expense).................................................     88        (47)     (392)
Minority interest expense....................................................    (30)       (20)      (10)
                                                                             --------   --------  --------
Income before cumulative effect of a change in accounting principle..........     47        282       966
Cumulative effect of a change in accounting principle, net of tax of $95.....   (177)         -         -
                                                                             --------   --------  --------
     NET INCOME (LOSS).......................................................$  (130)   $   282   $   966
==========================================================================================================
BASIC AND DILUTED EARNINGS PER SHARE
Net income before cumulative effect of a change in accounting principle......$  0.19    $  1.49   $  5.17
Cumulative effect of a change in accounting principle, net of tax............  (0.96)         -         -
                                                                             --------   --------  --------
Income (loss)................................................................$ (0.77)   $  1.49   $  5.17
                                                                             ========   ========  ========
Weighted average outstanding common shares and
   common stock equivalents (in millions of shares)...  .....................  184.2      184.9     185.4
==========================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CNA FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             Notes
                                                                  Accumulated              Receivable
                                             Additional              Other                    for         Total
                          Common  Preferred   Paid-in   Retained  Comprehensive  Treasury   the Issue  Stockholders'
(In millions of dollars)  Stock   Stock      Capital    Earnings    Income         Stock     of Stock     Equity
--------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997    $464    $150     $126       $6,024       $299           $(3)      $-          $7,060
Comprehensive income:
  Net income............       -       -        -       $  966          -             -        -             966
  Other comprehensive
    income..............       -       -        -            -        290             -        -             290
                                                                                                          -------
     Total comprehensive
      income............                                                                                   1,256

Preferred dividends.....       -       -        -           (7)         -             -        -              (7)
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997   464     150      126        6,983        589            (3)       -           8,309
Comprehensive income:
  Net income............       -       -        -          282          -             -        -             282
  Other comprehensive
    income..............       -       -        -            -        475             -        -             475
                                                                                                          -------
     Total comprehensive
      loss..............                                                                                     757

Issuance of preferred stock    -     200        -            -          -             -        -             200
Purchase of treasury stock     -       -        -            -          -          (102)       -            (102)
Issue of stock for notes
     receivable.........       -       -        -            -          -            44      (44)              -
Preferred dividends.....       -       -        -           (7)         -             -        -              (7)
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998   464     350      126        7,258      1,064           (61)     (44)          9,157
Comprehensive income:
  Net loss..............       -       -        -         (130)         -             -        -            (130)
  Other comprehensive
    income..............       -       -        -            -        124             -        -             124
                                                                                                          --------
     Total comprehensive
      loss..............                                                                                      (6)

Redemption of preferred
  stock.................      -     (200)       -            -          -             -        -            (200)
Issue of stock for
notes receivable........      -        -        -           (1)         -            20      (19)              -
Preferred dividends.....      -        -        -          (13)         -             -        -             (13)
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 $464     $150     $126       $7,114     $1,188          $(41)    $(63)         $8,938
====================================================================================================================

See accompanying Notes to Consolidated Financial Statements.


CNA FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)                      1999        1998       1997
---------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net income (loss)........................  $   (130)   $   282    $    966
                                           --------------------------------
Adjustments  to  reconcile  net  income
  (loss) to  net  cash  flows  from
  operating activities:
  Minority interest .....................        30         20          10
  Deferred income tax provision..........        43         47         144
  Net realized investment gains..........      (315)      (681)       (738)
  Amortization of intangibles............        23         93          30
  Amortization of bond discount..........       (39)      (208)       (100)
  Depreciation...........................       185        166         158
  Changes in:
    Receivables, net.....................      (472)       718         147
    Deferred acquisition costs...........         1       (280)       (288)
    Accrued investment income............         6         (3)        119
    Federal income taxes recoverable.....       (17)      (233)        116
    Prepaid reinsurance premiums.........    (1,145)      (121)         93
    Insurance reserves...................    (1,190)       586        (133)
    Other................................       376        101        (717)
---------------------------------------------------------------------------
      Total adjustments ..................   (2,514)    (1,231)     (1,159)
---------------------------------------------------------------------------
   NET CASH FLOWS FROM
        OPERATING ACTIVITIES .............   (2,644)      (949)   $   (193)
---------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Purchases of fixed maturity securities...  $(45,515)  $(39,039)   $(42,492)
Proceeds from fixed maturity securities:
   Sales.................................    43,587     35,480      38,429
   Maturities, calls and redemptions.....     2,996      3,564       2,997
Purchases of equity securities...........    (1,575)    (1,071)     (1,323)
Proceeds from sale of equity securities..     1,803        848       1,406
Change in short-term investments.........       703        823       1,112
Change in collateral on loaned
securities...............................     1,170        (23)         53
Change in other investments..............       151         62         421
Purchases of property and equipment,
  net....................................      (250)      (261)       (280)
Acquisitions, net of cash acquired.......       (19)      (120)       (104)
Other, net...............................        86        180          (7)
---------------------------------------------------------------------------

   NET CASH FLOWS FROM INVESTING ACTIVITIES   3,137        443        (212)
---------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Dividends paid to preferred stockholders..   $  (13)    $   (7)   $      6
Purchase of treasury stock................        -       (102)          -
Receipts from investment
   contracts credited to policyholder
   account balances.......................        7          6           7
Return of policyholder account
  balances on investment contracts..........    (78)       (20)        (26)
Principal payments on long-term debt........   (450)      (730)         (5)
Proceeds from issuance of long-term debt....    177        993         137
Issuance (redemption) of preferred stock....   (200)       200           -
Net cash flows from financing activities....   (557)       340         107
Net change in cash..........................    (64)      (166)        126
---------------------------------------------------------------------------
   CASH AT BEGINNING OF PERIOD..............    217        383         257
---------------------------------------------------------------------------
   CASH AT END OF PERIOD                     $  153     $  217    $    383
===========================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
--------------------------------------------------
Cash paid:
  Interest expense......................... $   201     $  210    $    201
  Federal income taxes.....................     279        143          95
Non-cash transactions:
  Notes receivable for the issue of stock..      19         44           -
  Exchange of Canary Wharf Limited
    Partnership interest into common stock.     539          -           -
===========================================================================
See accompanying Notes to Consolidated Financial Statements.

CNA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------------------


BASIS OF PRESENTATION

The consolidated financial statements include CNA Financial Corporation and its subsidiaries, which include property/casualty insurance companies (principally Continental Casualty Company and The Continental Insurance Company) and life insurance companies (principally Continental Assurance Company and Valley Forge Life Insurance Company), collectively CNA or the Company. Loews Corporation (Loews) owns approximately 86% of the outstanding common stock of the Company.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). Certain amounts applicable to prior years have been reclassified to conform with the 1999 presentation. All material intercompany amounts have been eliminated.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


BUSINESS

CNA serves a wide spectrum of customers, including small, medium and large businesses; associations; professionals; and groups and individuals with a broad range of insurance and risk management products and services.

Insurance products include property and casualty coverages; life, accident and health insurance; and pension products and annuities. CNA services include risk management, information services, healthcare management, claims administration and employee leasing/payroll processing. CNA products and services are marketed through agents, brokers, managing general agents and direct sales.


INSURANCE

PREMIUM REVENUES

Insurance premiums on property/casualty and accident and health insurance contracts are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Revenues on universal life-type contracts are comprised of contract charges and fees, which are recognized over the coverage period. Other life insurance premiums and annuities are recognized as revenue when due after deductions for ceded insurance premiums.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

Claim and claim adjustment expense reserves, except reserves for structured settlements, workers' compensation lifetime claims and accident and health disability claims, are not discounted and are based on (a) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations, (b) estimates of unreported losses, (c) estimates of losses on assumed insurance, (d) estimates of future expenses to be incurred in settlement of claims and (e) estimates of claim recoveries, exclusive of reinsurance recoveries which are reported as an asset. Management considers current conditions and trends as well as past Company and industry experience in establishing these estimates. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance.

Claim and claim adjustment expense reserves represent management's estimates of ultimate liabilities based on currently available facts and case law and the ultimate liability may vary significantly from such estimates. CNA regularly reviews its reserves, and any adjustments to the previously established reserves are recognized in operating income in the period the need for such adjustments becomes apparent.

Structured settlements have been negotiated for claims on certain property/casualty insurance policies. Structured settlements are agreements to provide fixed periodic payments to claimants. Certain structured settlements are funded by annuities purchased from Continental Assurance Company for which the related annuity obligations are reported in future policy benefits reserves. Obligations for structured settlements not funded by annuities are included in claim and claim adjustment expense reserves and carried at present values determined using interest rates ranging from 6.0% to 7.5%. At December 31, 1999 and 1998 the discounted reserves for unfunded structured settlements were $883 million and $893 million, respectively (net of discounts of $1,483 million and $1,511 million, respectively).

Workers' compensation lifetime claim reserves and accident and health disability claim reserves are calculated using mortality and morbidity assumptions based on the Company's and industry experience, and are discounted at interest rates allowed by insurance regulators that range from 3.5% to 6.0%. At December 31, 1999 and 1998, such discounted reserves totaled $2,174 million and $2,277 million, respectively (net of discounts of $893 million and $869 million, respectively).

FUTURE POLICY BENEFITS RESERVES

Reserves for traditional life insurance products (whole and term life products) are computed using the net level premium method, which incorporates actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions generally vary by plan, age at issue and policy duration, and include a margin for adverse deviation. Interest rates range from 3% to 9% and mortality, morbidity and withdrawal assumptions are based on CNA and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium paying period. Reserves for universal life-type contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.45% to 7.25% for the three years ended December 31, 1999.

INVOLUNTARY RISKS

CNA's participation in involuntary risk pools is mandatory and generally a function of its proportionate share of the voluntary market, by line of insurance, in each state in which it does business. In the first quarter of 1999, CNA adopted Statement of Position 97-3 "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments"(SOP 97-3). SOP 97-3 requires that insurance companies recognize liabilities for insurance-related assessments when an assessment is probable and will be imposed, when it can be reasonably estimated, and when the event obligating the entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements. Adoption of SOP 97-3 resulted in an after-tax charge of $177 million as a cumulative effect of a change in accounting principle. The pro forma effect of adoption on reported results for prior periods is not significant.

REINSURANCE

Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and reported as a recoverable in the consolidated balance sheets.

DEFERRED ACQUISITION COSTS

Costs of acquiring property/casualty insurance business that vary with and are primarily related to the production of such business are deferred and amortized ratably over the period the related premiums are recognized. Such costs include commissions, premium taxes and certain underwriting and policy issuance costs. Anticipated investment income is considered in the determination of the recoverability of deferred acquisition costs.

Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing future policy benefits reserves. Acquisition costs on traditional life business are amortized over the assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of estimated gross profits over the products' assumed duration. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs, had those gains or losses actually been realized, an adjustment to deferred acquisition costs is recorded as an adjustment to unrealized investment gains or losses which are included in accumulated other comprehensive income and reported as a component of stockholders' equity.


INVESTMENTS

VALUATION OF INVESTMENTS

CNA classifies its fixed maturity securities (bonds and redeemable preferred stocks) and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity, and amortization and accretion are included in investment income. Changes in fair value are reported as a component of other comprehensive income. Investments are written down to estimated fair values, and losses are recognized in income, when a decline in value is determined to be other than temporary.

Mortgage loans are carried at unpaid principal balances, including unamortized premium or discount. Real estate is carried at depreciated cost. Policy loans are carried at unpaid balances. Short-term investments are carried at amortized cost, which approximates fair value.

Other invested assets include joint ventures, limited partnerships, certain derivative securities and other investments. The joint ventures and limited partnerships are carried at CNA's equity in the investees' net assets. CNA accounts for its derivative securities at fair value. Under this method, the derivative securities are recorded in the consolidated balance sheets at fair value at the reporting date and changes in fair value are recognized in realized investment gains and losses. For interest rate swaps associated with certain corporate borrowings, amounts due or payable under these swaps are recorded as an adjustment to interest expense and changes in the fair value of the swaps are not recognized in the Company's consolidated financial statements.

INVESTMENT GAINS AND LOSSES

All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the amortized cost of the specific securities sold.

EQUITY IN AFFILIATES

CNA uses the equity method of accounting for investments in companies in which its ownership interest of the voting shares is at least twenty percent but not greater than fifty percent. Equity in operating income of these affiliates is reported in other income. Equity in investment gains or losses is included in realized investment gains or losses, or other comprehensive income, as appropriate.

SECURITIES LENDING ACTIVITIES

CNA lends securities to unrelated parties, primarily major brokerage firms. Borrowers of these securities must deposit collateral with CNA equal to 100% of the fair value of the securities if the collateral is cash, or 102% if the collateral is securities. Cash deposits from these transactions are invested in short-term investments (primarily commercial paper) and a liability is recognized for the obligation to return the collateral. CNA continues to receive the interest on loaned debt securities as beneficial owner, and accordingly, loaned debt securities are included in fixed maturity securities.

SEPARATE ACCOUNT BUSINESS

Continental Assurance Company and Valley Forge Life Insurance Company write investment and annuity contracts. The supporting assets and liabilities of certain of these contracts are legally segregated and reported as assets and liabilities of separate account business. Continental Assurance Company guarantees principal and a specified return to the contractholders on approximately 53% and 64% of the separate account business at December 31, 1999 and 1998, respectively. Substantially all assets of the separate account business are carried at fair value. Separate account liabilities are carried at contract values.

INCOME TAXES

The Company accounts for income taxes under the liability method. Under the liability method deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities. Temporary differences primarily relate to insurance reserves (principally discounting of claim and claim adjustment expense reserves and differences in the calculation of unearned premium reserves), deferred acquisition costs and net unrealized investment gains or losses.


PROPERTY AND EQUIPMENT

Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and determined principally on accelerated methods.

EARNINGS PER SHARE

Earnings per share applicable to common stock are based on weighted-average outstanding shares, retroactively adjusted for all stock splits. The computation of earnings per share for the years ended December 31, 1999, 1998 and 1997 was as follows:

EARNINGS PER SHARE
-----------------------------------------------------------------------------
Year ended December 31
(In millions of dollars)                          1999       1998      1997
-----------------------------------------------------------------------------

Net income (loss)                               $  (130)    $  282   $  966
Less: Preferred dividends                           (13)        (7)      (7)
-----------------------------------------------------------------------------
Net income (loss) applicable to common stock    $  (143)    $  275   $  959

Weighted average outstanding common shares
and common stock equivalents (in millions
of shares)                                        184.2      184.9    185.4
-----------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE     $ (0.77)    $ 1.49   $ 5.17
=============================================================================

NOTE B - INVESTMENTS:
---------------------

The significant components of net investment income are presented in the following table:


NET INVESTMENT INCOME
------------------------------------------------------------------
Year ended December 31
(In millions of dollars)         1999         1998         1997
------------------------------------------------------------------

Fixed maturity securities    $   1,776    $   1,832    $   1,817
Short-term investments             188          241          321
Other                              178          126          118
------------------------------------------------------------------
                                 2,142        2,199        2,256
Investment expenses                (41)         (53)         (47)
------------------------------------------------------------------
   NET INVESTMENT INCOME     $   2,101    $   2,146    $   2,209
==================================================================


Net  realized   investment  gains  (losses)  and  net  unrealized   appreciation
(depreciation) in investments are set forth in the following table:

NET INVESTMENT APPRECIATION

-------------------------------------------------------------------------------------------
Year ended December 31
(In millions of dollars)                                          1999      1998     1997
-------------------------------------------------------------------------------------------
Net realized investment gains (losses): Fixed maturity
securities:
       Gross realized gains                                     $   269  $    621  $   651
       Gross realized losses                                       (580)     (154)    (199)
-------------------------------------------------------------------------------------------
   Net realized gains (losses) on fixed maturity securities        (311)      467      452

   Equity securities:
       Gross realized gains                                         481       119      137
       Gross realized losses                                       (115)      (81)     (34)
-------------------------------------------------------------------------------------------
   Net realized gains on equity securities                          366        38      103
   Other realized investment gains                                  253       190      198
-------------------------------------------------------------------------------------------
Total net realized investment gains                                 308       695      753
Allocation to participating policyholders and minority interest       7       (14)     (15)
Income tax expense                                                 (123)     (247)    (260)
-------------------------------------------------------------------------------------------
Net realized investment gains                                       192       434      478
-------------------------------------------------------------------------------------------

Net unrealized appreciation (depreciation) in investments:
   Fixed maturity securities                                     (1,262)       34      347
   Equity securities                                              1,545       796      (38)
   Other                                                             33      (112)      72
-------------------------------------------------------------------------------------------
Total net unrealized appreciation in investments                    316       718      381
Net change in unrealized appreciation (depreciation) on separate
  accounts and other                                                (74)        5        -
Allocation to participating policyholders and minority interest      24        (6)      (9)
Deferred income tax expense                                        (100)     (249)    (101)
-------------------------------------------------------------------------------------------
Net unrealized appreciation in investments                          166       468      271
-------------------------------------------------------------------------------------------
   NET APPRECIATION IN INVESTMENTS                             $    358  $    902  $   749
===========================================================================================

Other realized investment gains for the years ended December 31, 1999 and 1997, include gains and losses related to the sale of certain operations or affiliates. See Note O.

The following table provides a summary of investments in fixed maturity securities and equity securities available-for-sale:

SUMMARY OF FIXED MATURITY AND EQUITY SECURITIES

--------------------------------------------------------------------------------------------
                                                   COST OR      GROSS        GROSS
                                                  AMORTIZED  UNREALIZED   UNREALIZED  FAIR
(In millions of dollars)                            COST        GAINS       LOSSES    VALUE
--------------------------------------------------------------------------------------------
DECEMBER 31, 1999

United States Treasury securities and obligations
  of government agencies                           $ 8,431    $    14    $   127    $ 8,318
Asset-backed securities                              7,253         14        228      7,039
States, municipalities and political subdivisions
  - tax-exempt                                       4,514         16        134      4,396
Corporate securities                                 5,502         34        303      5,233
Other debt securities                                2,185         36         89      2,132
Redeemable preferred stocks                             63         72          5        130
--------------------------------------------------------------------------------------------
Total fixed maturity securities                     27,948        186        886     27,248
Equity securities                                    1,150      2,635        175      3,610
--------------------------------------------------------------------------------------------
   TOTAL                                           $29,098    $ 2,821    $ 1,061    $30,858
============================================================================================

DECEMBER 31, 1998

United States Treasury securities and obligations
  of government agencies                           $ 7,568    $   183    $    17    $ 7,734
Asset-backed securities                              8,096        130         12      8,214
States, municipalities and political subdivisions
  - tax-exempt                                       6,127        206         12      6,321
Corporate securities                                 5,074        135        143      5,066
Other debt securities                                2,610        104         70      2,644
Redeemable preferred stocks                             36         60          2         94
--------------------------------------------------------------------------------------------
Total fixed maturity securities                     29,511        818        256     30,073
Equity securities                                    1,055      1,051        136      1,970
--------------------------------------------------------------------------------------------
   TOTAL                                           $30,566    $ 1,869    $   392    $32,043
============================================================================================

The following table summarizes fixed maturity securities by contractual maturity at December 31, 1999:

CONTRACTUAL MATURITY
------------------------------------------------------------------------
                                                COST OR
                                               AMORTIZED        FAIR
(In millions of dollars)                          COST         VALUE
------------------------------------------------------------------------

Due in one year or less                       $     1,554   $     1,541
Due after one year through five years               6,513         6,388
Due after five years through ten years              7,040         6,557
Due after ten years                                 5,588         5,723
Asset-backed securities                             7,253         7,039
------------------------------------------------------------------------
   TOTAL                                      $    27,948   $    27,248
========================================================================


Actual maturities may differ from contractual maturities because some securities may be called or prepaid with or without call or prepayment penalties.

The carrying value of investments (other than equity securities) that did not produce income during 1999 was $54 million. At December 31, 1999, the fair value of the Company's investments in the common stock of Global Crossing, Ltd. (Global Crossing) and the Vista Fund (a money market fund) were $1,822 million and $903 million, respectively. No other investments, other than investments in U.S. government securities, exceeded 10% of stockholders' equity.

RESTRICTED INVESTMENTS

On December 30, 1993, CNA deposited $987 million in an escrow account pursuant to the Fibreboard Global Settlement Agreement. The majority of the funds are included in short-term investments and are invested primarily in U.S. Treasury securities. The escrow account amounted to $36 million and $1,130 million at December 31, 1999 and 1998, respectively. During 1999, the Company paid approximately $1.1 billion from escrow to the Fibreboard Trust, which was established to administer claims pursuant to the Trilateral Agreement. See Note F.

The Company may from time to time invest in securities that have a limited market or the sale of which may be restricted in whole or in part. In May 1999, Global Crossing entered into a transaction to merge Frontier Corporation (Frontier) into a subsidiary of Global Crossing. As part of the Frontier merger agreement, certain shareholders of Global Crossing, including the Company, entered into a voting agreement to limit their sales of Global Crossing common stock to ensure that 51% of the outstanding shares of Global Crossing would vote in favor of the merger. A large proportion of those shareholders, including the Company, also agreed to suspend their rights under a shareholders' agreement and a registration rights agreement until the closing of the Frontier transaction. The voting agreement was amended on September 2, 1999 to continue the limitation on sales and to delay the exercise of those rights described in the previous sentence until the earlier of the termination of the Frontier transaction or six months after the closing of the Frontier transaction. The Frontier merger closed on September 28, 1999. Beginning on March 28, 2000, the Company has the right to require Global Crossing to register up to 25% of the Company's holdings under the Securities Act of 1933 (the Act), and beginning on August 13, 2000, to require Global Crossing to register up to an additional 25% of the Company's holdings. The Company's holdings of Global Crossing were not acquired in a public offering, and may not be sold to the public unless the sale is registered or exempt from the registration requirements of the Act. Such exemptions will include sales pursuant to Rule 144 under the Act if such sales meet the requirements of the Rule. Subsequent to December 31, 1999, CNA entered into option agreements intended to hedge a substantial portion of the market risk associated with approximately half of its holdings of Global Crossing.


Cash and securities  with carrying  values of $1.8 billion and $1.7 billion were
deposited  by  the  Company's  insurance   subsidiaries  under  requirements  of
regulatory authorities as of December 31, 1999 and 1998, respectively.

NOTE C - FINANCIAL INSTRUMENTS:
-------------------------------

In the normal course of business, CNA invests in various financial assets, incurs various financial liabilities, and enters into agreements involving derivative securities, including off-balance sheet financial instruments.

Fair values are required to be disclosed for all financial instruments for which it is practicable to estimate fair value, whether or not such values are recognized in the consolidated balance sheets. Management attempts to obtain quoted market prices for the purposes of these disclosures. Where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. These techniques are significantly affected by management's assumptions, including discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair values. The estimates presented herein are not necessarily indicative of the amounts that CNA would realize in a current market exchange.

Non-financial instruments--such as real estate, deferred acquisition costs, property and equipment, deferred income taxes and intangibles--and certain financial instruments specifically identified in the accounting literature--such as insurance reserves and leases--are excluded from the fair value disclosures. Thus, the fair value amounts cannot be aggregated to determine the underlying economic value of the Company.

The carrying amounts reported in the consolidated balance sheets for cash, short-term investments, accrued investment income, receivables for securities sold, federal income taxes recoverable, securities sold under repurchase agreements, payables for securities purchased and certain other assets and other liabilities approximate fair value because of the short-term nature of these items. These assets and liabilities are not listed in the following tables.

The carrying amounts and estimated fair values of CNA's other financial instrument assets and liabilities are listed in the following tables. Derivative financial instruments are shown in a separate table.

FINANCIAL ASSETS
------------------------------------------------------------------------------
                                          1999                  1998
                                   -------------------- ----------------------
December 31                        CARRYING  ESTIMATED   Carrying  Estimated
(In millions of dollars)            AMOUNT   FAIR VALUE   Amount   Fair Value
------------------------------------------------------------------------------

Investments:
   Fixed maturity securities          $27,248   $27,248    $30,073   $30,073
   Equity securities                    3,610     3,610      1,970     1,970
   Mortgage loans                          44        42         57        61
   Policy loans                           192       179        177       173
   Other invested assets                1,108     1,108        858       858
Separate account business:
   Fixed maturity securities            3,260     3,260      4,155     4,155
   Equity securities                      260       260        297       297
   Other                                  493       493        216       216
Notes receivable for the issue
of stock                                   63        56         44        39
------------------------------------------------------------------------------

The following methods and assumptions were used by CNA in estimating the fair value for the above financial assets.

The fair values of fixed maturity securities and equity securities were based on quoted market prices, where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or quoted market prices of comparable instruments.

The fair values for mortgage loans and policy loans were estimated using discounted cash flow analyses at interest rates currently offered for similar loans to borrowers of comparable credit quality. Loans with similar characteristics were aggregated for purposes of these calculations.

Valuation techniques to determine fair value of other invested assets and other separate account business assets consisted of discounting cash flows and obtaining quoted market prices of the investments, comparable instruments or the underlying assets of the investments.

FINANCIAL LIABILITIES
------------------------------------------------------------------------------
                                           1999                   1998
                                   -------------------   ---------------------
December 31                        CARRYING  ESTIMATED    Carrying Estimated
(In millions of dollars)            AMOUNT   FAIR VALUE    Amount  Fair Value
------------------------------------------------------------------------------

Premium deposits and annuity
contracts                             $ 1,293   $ 1,240    $ 1,259   $ 1,205
Debt                                    2,881     2,775      3,160     3,179
Financial guarantee contracts             111       100        240       231
Separate account business:
   Guaranteed investment contracts      1,516     1,518      2,423     2,478
   Variable separate accounts           1,505     1,505      1,268     1,268
   Deferred annuities                     117       125         85       102
   Other                                  571       571        600       600
------------------------------------------------------------------------------

Premium deposits and annuity contracts were valued based on cash surrender values and the outstanding fund balances.

CNA's senior notes and debentures were valued based on quoted market prices. The fair value for other long-term debt was estimated using discounted cash flow analyses based on current incremental borrowing rates for similar borrowing arrangements.

The fair value of the liability for financial guarantee contracts was based on discounted cash flows utilizing interest rates currently offered for similar contracts.

The fair values of guaranteed investment contracts and deferred annuities of the separate account business were estimated using discounted cash flow calculations based on interest rates currently offered for similar contracts with similar maturities. The fair values of the liabilities for variable separate account business were based on the quoted market values of the underlying assets of each variable separate account. The fair value of other separate account liabilities approximate their carrying value because of their short-term nature.


DERIVATIVE FINANCIAL INSTRUMENTS

CNA invests in derivative financial instruments in the normal course of business primarily to reduce its exposure to market risk (principally interest rate, equity stock price and foreign currency risk). Financial instruments used for such purposes include interest rate swaps, interest rate caps, put and call options, commitments to purchase securities, futures and forwards. Other than derivatives held in certain separate accounts, the Company generally does not hold or issue these instruments for trading purposes. CNA also uses derivatives to mitigate the risk associated with its indexed group annuity contracts by purchasing S&P 500 futures contracts in a notional amount equal to the portion of the customer liability related to S&P 500 exposure.

The gross notional principal or contractual amounts of derivative financial instruments in the general account at December 31, 1999 and 1998 were $2,062 million and $1,667 million, respectively. The gross notional principal or contractual amounts of derivative financial instruments in the separate accounts were $1,627 million and $1,193 million at December 31, 1999 and 1998, respectively. The contractual or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these instruments.

The fair values associated with derivative financial instruments are generally affected by interest rates, equity prices and foreign currency exchange rates. The credit exposure associated with non-performance by the counterparties to these instruments is generally limited to the gross fair value asset related to the instruments recognized in the consolidated balance sheets. The Company continuously monitors the credit worthiness of its counterparties. The Company generally does not require collateral from its derivative investment counterparties.

The fair value of derivatives generally represent the estimated amounts that CNA would expect to receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for substantially all of CNA's derivatives. For derivative instruments not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle or quoted market prices of comparable instruments.

A summary of the aggregate contractual or notional amounts, estimated fair values and gains or losses related to derivative financial instruments as of and for the year ended December 31, 1999 and 1998 are presented below.

SUMMARY OF DERIVATIVE FINANCIAL STATEMENTS

----------------------------------------------------------------------------------------------
                                                              FAIR VALUE
                                                        ------------------------
DECEMBER 31, 1999                        CONTRACTUAL                              RECOGNIZED
(In millions of dollars)                NOTIONAL AMOUNT  ASSET      (LIABILITY)   GAIN (LOSS)
----------------------------------------------------------------------------------------------
GENERAL ACCOUNT
---------------
   Interest rate swaps on corporate      $  650           $   --         $   --     $   --
     borrowings
   Total return swaps                         7               --             --         11
   Interest rate caps                       500                4             --          4
   Commitments to purchase government
    and municipal securities               127                --             (1)        (1)
   Futures sold, not yet purchased          153               --             --          9
   Forwards                                 591                9             --         21
   Options purchased                         25                4             --         (5)
   Options written                            9               --             --         --
----------------------------------------------------------------------------------------------
   TOTAL                                 $2,062           $   17         $   (1)    $   39
==============================================================================================
SEPARATE ACCOUNTS
-----------------
   Futures purchased                     $1,113           $   --         $   --     $  131
   Futures sold, not yet purchased           79               --             --          2
   Forwards                                  --               --             --         --
   Commitments to purchase government
     and municipal securities               228               --             (2)        (4)
   Options purchased                        108                1             --         (1)
   Options written                           99               --             --          4
----------------------------------------------------------------------------------------------
   TOTAL                                 $1,627           $    1         $   (2)    $  132
==============================================================================================

SUMMARY OF DERIVATIVE FINANCIAL STATEMENTS (CONTINUED)

----------------------------------------------------------------------------------------------
                                                              FAIR VALUE
                                                        ------------------------
DECEMBER 31, 1998                         CONTRACTUAL/                             RECOGNIZED
(In millions of dollars)                 NOTIONAL AMOUNT  ASSET      (LIABILITY)   GAIN (LOSS)
----------------------------------------------------------------------------------------------
GENERAL ACCOUNT
---------------
   Interest rate swaps on corporate      $  650           $   --         $  (10)    $   --
   borrowings
   Total return swaps                        78               --            (10)       (30)
   Interest rate caps                       500                1             --         (2)
   Futures sold, not yet purchased          158               --             --         (3)
   Forwards                                 211               --             (1)        (6)
   Options purchased                         70                3             --         51
   Options written                           --               --             --          2
----------------------------------------------------------------------------------------------
   TOTAL                                 $1,667           $    4         $  (21)    $   12
==============================================================================================
SEPARATE ACCOUNTS
-----------------
   Futures purchased                     $  928           $    2         $   --     $  156
   Futures sold, not yet purchased           51               --             --         (1)
   Forwards                                   2               --             --         --
   Commitments to purchase government
    and municipal securities                 69                1             --          4
   Options purchased                         77                1             --         (1)
   Options written                           66               --             --          2
----------------------------------------------------------------------------------------------
   TOTAL                                 $1,193           $    4         $   --     $  160
==============================================================================================

The Company has entered into interest rate swap agreements to convert the variable rate of its borrowings under a revolving credit facility and its commercial paper program to a fixed rate. The Company was party to interest rate swap agreements with several banks with an aggregate notional principal amount of $650 million, at December 31, 1999 and 1998. Those agreements, which terminate from May 2000 to December 2000, effectively fix the Company's interest cost on $650 million of variable rate debt for the years ending December 31, 1999 and 1998.

CNA also has outstanding total return swaps which primarily represent an exchange of the 90-day treasury bill rate for the change in the Goldman Sachs Commodities Index.

Futures are contracts to buy or sell a standard quantity and quality of a commodity, financial instrument or index at a specified future date and price.

Forwards are contracts between two parties to purchase and sell a specific quantity of a commodity, government security, foreign currency, or other financial instrument at a price specified at contract inception, with delivery and settlement at a specified future date.

Commitments to purchase government and municipal securities are agreements to purchase securities in the future at a predetermined price.

Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time.

An interest rate cap consists of a guarantee given by the issuer to the purchaser in exchange for the payment of a premium. This guarantee states that if interest rates rise above a specified rate the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on the notional principal amount.

NOTE D - INCOME TAXES:
----------------------

CNA and its eligible subsidiaries (CNA Tax Group) are included in the consolidated Federal income tax return of Loews and its eligible subsidiaries. Loews and CNA have agreed that for each taxable year, CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated Federal income tax liability is reduced by virtue of the inclusion of the CNA Tax Group in the Loews consolidated Federal income tax return, or (ii) pay to Loews an amount, if any, equal to the Federal income tax which would have been payable by the CNA Tax Group filing a separate consolidated tax return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without the CNA Tax Group, CNA may be required to repay tax recoveries previously received from Loews. This agreement between Loews and CNA may be canceled by either party upon thirty days written notice.

For 1999 and 1998, the inclusion of the CNA Tax Group in the consolidated Federal income tax return of Loews has resulted in a decreased Federal income tax liability for Loews. Accordingly, Loews has paid or will pay to CNA approximately $288 million for 1999 and $83 million for 1998. In 1997, the inclusion of the CNA Tax Group into the consolidated Federal income tax return of Loews increased the Loews Federal income tax liability. Accordingly, CNA has paid Loews approximately $210 million for 1997.

At December 31, 1999, the CNA Tax Group had accumulated net operating losses of approximately $390 million from 1999 and 1998, available to be carried back or forward. These net operating losses expire beginning in 2018.

A reconciliation between the Federal income tax at statutory rates and CNA's effective income taxes, after giving effect to minority interest, but before giving effect to the cumulative effect of a 1999 change in accounting principle for SOP 97-3 is as follows:

TAX RATE RECONCILIATION
----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
(In millions of dollars)                           1999     1998       1997
----------------------------------------------------------------------------

  Income tax (benefit) expense at statutory rates  $(14)     $115      $475
  Tax benefit from tax exempt income                (84)     (103)      (91)
  Other expense, including state income taxes        10        35         8
----------------------------------------------------------------------------
  EFFECTIVE INCOME TAX (BENEFIT) EXPENSE           $(88)     $ 47      $392
============================================================================

The composition of CNA's total income tax (benefit) expense allocated between operating income and realized investment gains and losses, excluding the cumulative effect of the 1999 change in accounting principle for SOP 97-3 is as follows:

COMPONENTS OF TAX PROVISION
----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
(In millions of dollars)                             1999     1998     1997
----------------------------------------------------------------------------

   Income tax (benefit) expense on operating income $(211)   $(200)    $132
   Income tax expense on realized investment gains    123      247      260
----------------------------------------------------------------------------
   TOTAL INCOME TAX (BENEFIT) EXPENSE               $ (88)   $  47     $392
============================================================================

The current and deferred components of CNA's income tax (benefit) expense, excluding the cumulative effect of the 1999 change in accounting principle for SOP 97-3, are as follows:

CURRENT AND DEFERRED TAXES
----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
(In millions of dollars)                             1999     1998     1997
----------------------------------------------------------------------------

   Current tax (benefit) expense                    $(226)   $   -     $248
   Deferred tax expense                               138       47      144
----------------------------------------------------------------------------
   TOTAL INCOME TAX (BENEFIT) EXPENSE               $ (88)   $  47     $392
============================================================================

On January 1, 1999, CNA adopted SOP 97-3, and as a result, an accrued liability was established for financial reporting purposes, but not for income tax purposes. Consequently on January 1, 1999, as part of the $177 million cumulative after-tax effect of SOP 97-3, a deferred tax asset of $95 million was established. During 1999, changes in this assessment accrual reduced the associated deferred tax asset by $23 million. The deferred tax effect of this assessment accrual and other significant components of CNA's deferred tax assets and liabilities as of December 31, 1999 and 1998, respectively, are set forth in the table below.

COMPONENTS OF NET DEFERRED TAX ASSETS
------------------------------------------------------------------------
DECEMBER 31
(In millions of dollars)                            1999         1998
------------------------------------------------------------------------

Gross deferred tax assets:
   Insurance reserves:
     Property/casualty claim reserves              $ 1,058      $ 1,183
     Unearned premium reserves                         335          372
     Life reserves                                     213          195
     Other insurance reserves                           26           27
   Postretirement benefits other than pensions         149          142
    Net operating losses                               137            -
    Accrued assessments and guarantees                  72            -
   Restructuring costs                                  10           56
   Other                                               257          295
------------------------------------------------------------------------
     TOTAL GROSS DEFERRED TAX ASSETS                 2,257        2,270
------------------------------------------------------------------------
Gross deferred tax liabilities:
   Deferred acquisition costs                         (778)        (748)
   Net unrealized gains                               (627)        (527)
------------------------------------------------------------------------
     TOTAL GROSS DEFERRED TAX LIABILITIES           (1,405)      (1,275)
------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                            $   852      $   995
========================================================================

CNA has a history of profitability and as such, CNA's management believes it is more likely than not that the deferred tax assets will be realized.

NOTE E - CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES:
-----------------------------------------------------

CNA's property/casualty insurance claim and claim adjustment expense reserves represent the estimated amounts necessary to settle all outstanding claims, including claims which are incurred but not reported, as of the reporting date. The Company's reserve projections are based primarily on detailed analysis of the facts in each case, CNA's experience with similar cases and various historical development patterns. Consideration is given to such historical patterns as field reserving trends, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these factors can affect the estimation of reserves.

Establishing loss reserves is an estimation process. Many factors can ultimately affect the final settlement of a claim and, therefore, the reserve that is needed. Changes in the law, results of litigation, medical costs, the cost of repair materials and labor rates can all impact ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims, such as property damage claims, tend to be more reasonably estimable than long-tail claims, such as general liability and professional liability claims.

The table below provides a reconciliation between beginning and ending claim and claim adjustment expense reserves for 1999, 1998 and 1997.

RECONCILIATION OF CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

-------------------------------------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)                                               1999       1998     1997
-------------------------------------------------------------------------------------------------
Reserves at beginning of year:
   Gross                                                              $28,317   $28,533  $29,357
   Ceded                                                                5,424     5,326    5,660
-------------------------------------------------------------------------------------------------
Net reserves at beginning of year                                      22,893    23,207   23,697

Net reserves transferred under retroactive reinsurance agreements      (1,024)       --       --
Net reserves of acquired insurance companies at date of acquisition        --       122       57
-------------------------------------------------------------------------------------------------
Total net adjustments                                                  (1,024)      122       57
-------------------------------------------------------------------------------------------------

Net incurred claims and claim adjustment expenses:
   Provision for insured events of current year                         7,287     7,903    7,942
   Increase (decrease) in provision for insured events of prior years   1,027       263     (256)
   Amortization of discount                                               139       143      143
-------------------------------------------------------------------------------------------------
Total net incurred                                                      8,453     8,309    7,829
-------------------------------------------------------------------------------------------------

Net payments attributable to:
   Current year events                                                  2,744     2,791    2,514
   Prior year events                                                    7,460     5,954    5,862
   Reinsurance recoverable against net reserves transferred under
     retroactive reinsurance agreements                                  (240)       --       --
-------------------------------------------------------------------------------------------------
Total net payments                                                      9,964     8,745    8,376
-------------------------------------------------------------------------------------------------
Net reserves at end of year                                            20,358    22,893   23,207
Ceded reserves at end of year                                           6,273     5,424    5,326
-------------------------------------------------------------------------------------------------
GROSS RESERVES AT END OF YEAR*                                        $26,631   $28,317  $28,533
=================================================================================================

* Excludes  life  claim  and  claim   adjustment   expense  reserves  and
  intercompany eliminations of $725 million, $837 million and $987 million as of December 31, 1999, 1998 and 1997, respectively, included in the consolidated balance sheets.

The increase (decrease) in provision for insured events of prior years (reserve development) is comprised of the following components:

RESERVE DEVELOPMENT
-----------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)                         1999     1998    1997
-----------------------------------------------------------------------

Asbestos                                       $  560    $ 243   $ 105
Environmental pollution and other mass tort       (84)     227      --
Other                                             551     (207)   (361)
-----------------------------------------------------------------------
   TOTAL                                       $1,027    $ 263   $(256)
=======================================================================


ENVIRONMENTAL POLLUTION, OTHER MASS TORT AND ASBESTOS RESERVES

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean-up. The insurance industry is involved in extensive litigation regarding coverage issues. Judicial interpretations in many cases have expanded the scope of coverage and liability beyond the original intent of the policies.

The Comprehensive Environmental Response Compensation and Liability Act of 1980 (Superfund) and comparable state statutes (mini-Superfund) govern the clean-up and restoration of abandoned toxic waste sites and formalize the concept of legal liability for clean-up and restoration by Potentially Responsible Parties
(PRPs). Superfund and the mini-Superfunds establish mechanisms to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. Further, the number of waste sites subject to clean-up is unknown. To date, approximately 1,300 clean-up sites have been identified by the Environmental Protection Agency on its National Priorities List (NPL). The addition of new clean-up sites to the NPL has slowed in recent years.
Many clean-up sites have been designated by state authorities as well.

Many policyholders have made claims against various CNA insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims relate to accident years 1989 and prior, which coincides with CNA's adoption of the Simplified Commercial General Liability coverage that includes an absolute pollution exclusion. CNA and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether clean-up costs are considered damages under the policies, trigger of coverage, allocation of liability among triggered policies, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

A number of proposals to reform Superfund have been made by various parties. However, no reforms were enacted by Congress in 1999 and it is unclear as to what positions the Congress or the Administration will take in 2000 and what legislation, if any, will result. If there is legislation, and in some circumstances even if there is no legislation, the federal role in environmental clean-up may be significantly reduced in favor of state action. Substantial changes in the federal statute or the activity of the EPA may cause states to reconsider their environmental clean-up statutes and regulations. There can be no meaningful prediction of the pattern of regulation that would result.

Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to clean-up, and the standards for clean-up and liability, the ultimate liability of CNA for environmental pollution claims may vary substantially from the amount currently recorded.

As of December 31, 1999 and 1998, CNA carried approximately $463 million and $787 million, respectively, of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported environmental pollution and other mass tort claims. In 1999, CNA recorded $84 million of favorable development compared to $227 million of adverse development in 1998. The changes were based upon the Company's continuous review of these types of exposures, as well as its internal study and annual analysis of environmental pollution and other mass tort claims. The 1999 analysis indicated favorable results in the number of new claims being reported in the other mass tort area. The 1998 analysis indicated deterioration in claim experience related mainly to pollution claims.

CNA's insurance subsidiaries also have exposure to asbestos claims, including those attributable to CNA's litigation with Fibreboard Corporation. A detailed discussion of CNA's litigation with Fibreboard Corporation regarding asbestos-related bodily injury claims can be found in Note F. Estimation of asbestos claim reserves involves many of the same limitations as for environmental pollution claims discussed above, such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers, missing policies and proof of coverage. As of December 31, 1999 and 1998, CNA carried approximately $684 million and $1,456 million, respectively, of claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported asbestos-related claims. In 1999, CNA recorded $560 million of adverse development compared to $243 million of adverse development in 1998. The reserve strengthening in 1999 for asbestos related claims, was a result of management's continuous review of development with respect to these exposures, as well as a review of the results of the Company's annual analysis of these claims which was completed in conjunction with the study of environmental pollution and other mass tort claims. This analysis indicated continued deterioration in claim counts for asbestos related claims.

The results of operations in future years may continue to be adversely affected by environmental pollution and other mass tort, and asbestos claim mass claims and claim adjustment expenses. Management will continue to monitor these liabilities and make further adjustments as warranted.

The following table provides additional data related to CNA's environmental pollution, other mass tort and asbestos-related claim and claim adjustment expense reserves.

ENVIRONMENTAL POLLUTION, OTHER MASS TORT AND ASBESTOS RESERVES

--------------------------------------------------------------------------------------------
                                       1999                              1998
                             --------------------------------  -----------------------------
                              ENVIRONMENTAL                      Environmental
 December 31                  POLLUTION AND                      Pollution and
(In millions of dollars)     OTHER MASS TORT   ASBESTOS         Other Mass Tort    Asbestos
--------------------------------------------------------------------------------------------
Gross reserves               $ 618             $ 946            $ 828                $1,547
Less ceded reserves           (155)             (262)             (41)                  (91)
--------------------------------------------------------------------------------------------
   NET RESERVES              $ 463             $ 684            $ 787                $1,456
============================================================================================

OTHER PROPERTY AND CASUALTY RESERVES

Other lines unfavorable claim and claim adjustment expense reserve development for 1999 of $551 million was due to unfavorable loss development of approximately $540 million for standard commercial lines, approximately $60 million for medical malpractice, and approximately $70 million for accident and health. These unfavorable changes were partially offset by favorable development of approximately $120 million in non-medical professional liability and assumed reinsurance on older accident years. The unfavorable development in standard commercial lines was due to commercial automobile liability and workers compensation losses being higher than expected in recent accident years. In addition, the number of claims reported for commercial multiple-peril liability claims from older accident years has not decreased as much as expected. The unfavorable development for medical malpractice was also due to losses being higher than expected for recent accident years. The accident and health unfavorable development is due to higher than expected claim reporting on assumed personal accident coverage in recent accident years.

Other lines favorable claim and claim adjustment expense reserve development for 1998 of $207 million was due to favorable loss development of approximately $100 million in commercial lines business and approximately $105 million of favorable loss development in personal lines business. The favorable development in the commercial lines business was primarily attributable to improved frequency and severity in the commercial auto lines for older accident years, as well as some continued improvement in workers' compensation for older years. The favorable development in the personal lines business was attributable to improved trends, particularly in personal auto liability.

FINANCIAL GUARANTEE RESERVES

Through August 1, 1989, CNA's property/casualty operations wrote financial guarantee insurance in the form of surety bonds, and also insured equity policies. These bonds primarily represented industrial development bond guarantees and, in the case of insured equity policies, typically extended in initial terms from ten to thirteen years. For these guarantees and policies CNA received an advance premium, which is non-refundable and is recognized over the exposure period and in proportion to the underlying risk insured.

At December 31, 1999 and 1998, gross exposure of financial guarantee surety bonds and insured equity policies was $352 million and $507 million, respectively. The degree of risk to CNA related to this exposure is substantially reduced through reinsurance, diversification of exposures and collateral requirements. In addition, security interests in improved real estate are also commonly obtained on the financial guarantee risks. Approximately 37% and 36% of the risks were ceded to reinsurers at December 31, 1999 and 1998, respectively. Total exposure, net of reinsurance, amounted to $222 million and $323 million at December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, collateral consisting of letters of credit, cash reserves and debt service reserves amounted to $62 million and $38 million, respectively.

Gross unearned premium reserves for financial guarantee contracts were $11 million and $8 million at December 31, 1999 and 1998, respectively. Gross claim and claim adjustment expense reserves totaled $100 million and $232 million at December 31, 1999 and 1998, respectively.

NOTE F - LEGAL  PROCEEDINGS  AND CONTINGENT LIABILITIES:
--------------------------------------------------------

FIBREBOARD CORPORATION LITIGATION

An agreement between Continental Casualty Corporation (Casualty), Pacific Indemnity and Fibreboard Corporation (Fibreboard) (the Trilateral Agreement) has obtained final court approval and its implementation has substantially resolved Casualty's exposure with respect to asbestos claims involving Fibreboard. The Trilateral Agreement calls for payment by Casualty and Pacific Indemnity of an aggregate $2.0 billion, of which Casualty's portion is approximately $1.46 billion, to Fibreboard to resolove (a) all claims by Fibreboard and (b) all filed but unsettled asbestos claims as of August 23, 1993, and all future asbestos claims against Fibreboard. Casualty has paid all amounts required under this obligation of the Trilateral Agreement. Casualty is also obligated to pay asbestos claims settled as of August 23, 1993.

Through December 31, 1999, Casualty, Fibreboard and plaintiff attorneys had reached settlements with respect to approximately 133,000 claims, for an estimated settlement amount of approximately $1.63 billion plus any applicable interest. Approximately $1.72 billion (including interest of $184 million) was paid by Casualty through December 31, 1999. Such payments have been partially recovered from Pacific Indemnity.

While there does exist the possibility of further adverse developments with respect to Fibreboard claims, management does not anticipate subsequent reserve adjustments, if any, to materially affect the equity of CNA. Management will continue to monitor the potential liabilities with respect to Fibreboard asbestos claims and will make adjustments to claim reserves if warranted. During 1999, the Company paid approximately $1.1 billion from escrow to the Fibreboard Trust, which was established to administer claims pursuant to the Trilateral Agreement.

TOBACCO LITIGATION

Three insurance subsidiaries of the Company are defendants in a lawsuit arising out of policies allegedly issued to Liggett Group, Inc. (Liggett). Although it did not issue policies to Liggett, the Company also has been named as a defendant in this lawsuit, which was filed by Liggett and Brooke Group Holding Inc. in Delaware Superior Court, New Castle County on January 26, 2000. The lawsuit, which involves numerous insurers, concerns coverage issues relating to hundreds of tobacco-related claims asserted against Liggett over the past twenty years. However, Liggett only began submitting claims for coverage under the policies in January 2000. All of the policies issued by subsidiaries of the Company that have been located to date contain exclusions for tobacco-related claims. Based on facts and circumstances currently known, management believes that the ultimate outcome of the pending litigation should not materially affect the financial condition of CNA.

IGI CONTINGENCY

In 1997, CNA Reinsurance Company Limited (CNA Re Ltd.) entered into an arrangement with IOA Global, Ltd. (IOA), an independent managing general agent based in Philadelphia, Pennsylvania, to develop and manage a book of accident and health coverages. Pursuant to this arrangement, IGI Underwriting Agencies, Ltd. (IGI), a personal accident reinsurance managing general underwriter, was appointed to underwrite and market the book under the supervision of IOA. Over the past three years, IGI bound CNA Re Ltd. on a number of reinsurance arrangements with respect to personal accident insurance worldwide (the IGI Program). Under various arrangements CNA Re Ltd. both assumed risks as a reinsurer and also ceded a substantial portion of those risks to other companies, including other CNA Insurance subsidiaries and ultimately a group of reinsurers participating in a reinsurance pool known as the Associated Accident and Health Reinsurance Underwriters (AAHRU) Facility. CNA's Group Health business unit participated as a pool member in the AAHRU Facility in varying percentages over the past three years.

CNA has undertaken a review of the IGI Program and, among other things, has determined that approximately $20 million of premium was assumed by CNA Re Ltd. with respect to United States workers' compensation "carve-out" insurance. CNA is aware that a number of reinsurers with respect to such carve-out insurance have disavowed their obligations under various legal theories. If one or more such companies are successful in avoiding or reducing their liabilities, then it is likely that CNA's liability will also be reduced. Moreover, based on information known at this time, CNA reasonably believes it has strong grounds for avoiding altogether a substantial portion of its carve-out exposure through legal action.

As noted, CNA arranged substantial reinsurance protection to manage its exposures under the IGI Program. Although CNA believes it has valid and enforceable reinsurance contracts with the AAHRU Facility and other reinsurers with respect to United States workers' compensation carve-out business, it is unable to predict to what extent such reinsurers would dispute their liabilities to CNA. Legal actions could result, and the resolution of any such actions could take years.

CNA has a reserve of $50 million as of December 31, 1999 with respect to the United States workers' compensation carve-out exposure it incurred through the IGI Program. These reserves were established net of estimated recoveries from retrocessionaires and the estimate of ultimate losses is subject to consideragble uncertainty. As a result of these uncertainties, the results of operations in future years may be adversely affected by potentially significant reserve additions. Management does not believe that any such future reserve additions will be material to equity.

OTHER LITIGATION


CNA and its subsidiaries are also parties to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect the results of operations or equity of CNA.

NOTE G - REINSURANCE:
---------------------

CNA assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. CNA utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line and CNA's retained amount varies by type of coverage. Generally, property risks are reinsured on an excess of loss, per risk basis. Liability coverages are generally reinsured on a quota share basis in excess of CNA's retained risk. CNA's life reinsurance includes coinsurance, yearly renewable term and facultative programs.

The ceding of insurance does not discharge the primary liability of the Company. CNA places reinsurance with carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claims settlement practices. Further, CNA generally requires collateral, primarily in the form of bank letters of credit from carriers that are not authorized reinsurers in CNA's states of domicile. Such collateral was approximately $1,191 million and $774 million at December 31, 1999 and 1998, respectively.

CNA's largest recoverables from a single reinsurer, including prepaid reinsurance premiums, were approximately $788 and $510 million at December 31, 1999, and were with The Allstate Corporation (Allstate) and Lloyds of London, respectively.

Insurance claims and policyholders' benefits are net of reinsurance recoveries of $3,272 million, $994 million and $1,309 million for 1999, 1998 and 1997, respectively.

Life premiums are primarily from long duration contracts and property/casualty premiums and accident and health premiums are primarily from short duration contracts.

The effects of reinsurance on earned premiums are shown in the following table:

COMPONENTS OF EARNED PREMIUMS
-----------------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)      Direct       Assumed      Ceded         Net
-----------------------------------------------------------------------------

1999 EARNED PREMIUMS:
   Property/casualty         $ 9,158      $ 1,816      $ 2,199       $ 8,775
   Accident and health         3,730          198          397         3,531
   Life                        1,174          222          420           976
-----------------------------------------------------------------------------
TOTAL 1999 EARNED PREMIUMS   $14,062      $ 2,236      $ 3,016       $13,282
=============================================================================

1998 EARNED PREMIUMS:
   Property/casualty         $ 8,327      $ 1,549      $   897       $ 8,979
   Accident and health         3,745          176          256         3,665
   Life                        1,014          159          281           892
-----------------------------------------------------------------------------
TOTAL 1998 EARNED PREMIUMS   $13,086      $ 1,884      $ 1,434       $13,536
=============================================================================

1997 EARNED PREMIUMS:
   Property/casualty         $ 8,528      $ 1,101      $   612       $ 9,017
   Accident and health         3,723          259          280         3,702
   Life                          908          128          131           905
-----------------------------------------------------------------------------
TOTAL 1997 EARNED PREMIUMS   $13,159      $ 1,488      $ 1,023       $13,624
=============================================================================


The effects of reinsurance on written premiums are shown in the following table:

COMPONENTS OF WRITTEN PREMIUMS
-----------------------------------------------------------------------------
Year Ended December 31
(In millions of dollars)      Direct       Assumed      Ceded         Net
-----------------------------------------------------------------------------

1999 WRITTEN PREMIUMS:
   Property/casualty         $ 9,114      $ 1,948      $ 3,262       $ 7,800
   Accident and health         3,764          194          412         3,546
   Life                        1,177          196          429           944
-----------------------------------------------------------------------------
TOTAL 1999 WRITTEN PREMIUMS  $14,055      $ 2,338      $ 4,103       $12,290
=============================================================================

1998 WRITTEN PREMIUMS:
   Property/casualty         $ 8,765      $ 1,429      $   969       $ 9,225
   Accident and health         3,785          178          257         3,706
   Life                        1,014          159          281           892
-----------------------------------------------------------------------------
TOTAL 1998 WRITTEN PREMIUMS  $13,564      $ 1,766      $ 1,507       $13,823
=============================================================================

1997 WRITTEN PREMIUMS:
   Property/casualty         $ 8,576      $ 1,262      $   693       $ 9,145
   Accident and health         3,592          133          155         3,570
   Life                          908          128          131           905
-----------------------------------------------------------------------------
TOTAL 1997 WRITTEN PREMIUMS  $13,076      $ 1,523      $   979       $13,620
=============================================================================

The impact of reinsurance on life insurance in-force is shown in the following table:

COMPONENTS OF LIFE INSURANCE IN-FORCE
--------------------------------------------------------------------------
December 31
(In millions of dollars)    Direct      Assumed        Ceded        Net
--------------------------------------------------------------------------
1999                       $339,255    $ 130,735    $184,376     $285,614
1998                        297,488       96,906     128,896      265,498
1997                        235,468       76,130      74,262      237,336
==========================================================================

NOTE H - DEBT:

Debt consists of the following obligations at December 31, 1999 and 1998:

DEBT
------------------------------------------------------------------------
December 31
(In millions of dollars)                               1999        1998
------------------------------------------------------------------------

Variable rate debt:
   Commercial paper                                   $  675     $  500
   Credit facility - CNA                                  77        235
   Credit facility - CNA Surety                          100        113
Senior notes:
   8.25%, due April 15, 1999                               -        100
   7.25%, due March 1, 2003                              143        147
   6.25%, due November 15, 2003                          249        249
   6.50% , due April 15, 2005                            497        497
   6.75%, due November 15, 2006                          248        248
   6.45%, due January 15, 2008                           149        149
   6.60%, due December 15, 2008                          199        199
   8.375%, due August 15, 2012                            81         98
   6.95%, due January 15, 2018                           148        148
7.25%  debenture, due November 15, 2023                  247        247
11.0% secured mortgage notes, due June 30, 2013            -        157
6.9% - 17.02% secured capital leases, due
  through December 31, 2011                               42         46
Other debt, due through 2019 (rates of 1.0% to 6.60%)     26         27
------------------------------------------------------------------------
   TOTAL DEBT                                         $2,881     $3,160
========================================================================

CNA has a $795 million revolving credit facility (the Facility) that expires in May 2001. The amount available under the Facility is reduced by CNA's outstanding commercial paper borrowings. As of December 31, 1999, there was $43 million of unused borrowing capacity under the Facility. The interest rate on the Facility was equal to the London Interbank Offered Rate (LIBOR), plus 16 basis points. Additionally, there was an annual facility fee of 9 basis points on the entire facility. The average interest rate on the borrowings under the Facility, excluding facility fees, at December 31, 1999 and 1998, was 6.66% and 5.49%, respectively.

The weighted-average interest rate on commercial paper at December 31, 1999 was 6.50% compared to 5.89% at December 31, 1998. Generally, commercial paper has a weighted average maturity of 40 days.

To offset the variable rate characteristics of the Facility and the interest rate risk associated with periodically reissuing commercial paper, CNA is party to interest rate swap agreements with several banks, which have an aggregate notional principal amount of $650 million at both December 31, 1999 and 1998, and which terminate from May 2000 to December 2000. These agreements require CNA to pay interest at a fixed rate, averaging 6.07% at both December 31, 1999 and 1998, in exchange for the receipt of the three month LIBOR. The effect of the interest rate swaps was to increase interest expense by approximately $4 million, $2 million and $4 million for the years ending December 31, 1999, 1998 and 1997, respectively.

The combined weighted-average cost of borrowings, including facility fees, of the Facility, commercial paper borrowings and interest rate swaps was 6.47% and 6.36% at December 31, 1999 and 1998, respectively.

On February 15, 2000, Standard & Poor's lowered the Company's senior debt rating from A- to BBB and lowered the Company's preferred stock rating from BBB to BB+. As a result of these actions the facility fee payable on the aggregate amount of the Facility was increased to 12 1/2 basis points per annum and the interest rate on the Facility was increased to LIBOR plus 27 1/2 basis points.

In 1998, CNA issued $1 billion of senior notes under a $1 billion Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 18, 1997. This shelf registration incorporated $250 million of securities remaining available for issuance from a prior shelf registration. Since filing the shelf registration, the Company has issued senior notes in four separate offerings with an aggregate principal amount of $1 billion.

On April 15, 1999, CNA retired $100 million of 8.25% senior notes.

On August 2, 1999, the Company repaid its $157 million, 11% Secured Mortgage Notes, due June 30, 2013. The gain realized on the transaction was not significant.

CNA Surety Corporation (CNA Surety), a 63% owned subsidiary of the Company, has entered into a $130 million, 5 year revolving credit facility that expires in September 2002. The interest rate on facility borrowings is based on LIBOR plus 20 basis points. Additionally, there is an annual facility fee of 10 basis points on the entire facility. The average interest rate on the borrowings under this facility, including facility fees, at December 31, 1999 and 1998, was 6.49% and 5.53%, respectively.

The combined aggregate maturities for debt at December 31, 1999, are presented in the following table:

MATURITY OF DEBT
----------------------------------------------------------
Year Ended December 31
(In millions of dollars)
----------------------------------------------------------

2000                                              $     3
2001                                                  755
2002                                                  103
2003                                                  399
2004                                                    5
Thereafter                                          1,632
Less original issue discount                          (16)
----------------------------------------------------------
   TOTAL                                          $ 2,881
==========================================================

Commercial paper is reported as due in 2001 in the foregoing table because the commercial paper program is fully supported by the Facility.

NOTE I - BENEFIT PLANS:
------------------------

PENSION AND POSTRETIREMENT HEALTHCARE AND LIFE
INSURANCE BENEFIT PLANS

CNA sponsors noncontributory pension plans covering all full-time employees age 21 or over who have completed at least one year of service. While the terms of the plans vary, benefits are generally based on years of credited service and the employee's highest sixty consecutive months of compensation.

CNA's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. The assets of the plans are invested primarily in U.S. government securities with the balance in mortgage backed securities, equity investments and short-term investments.

CNA provides certain health care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. The funding for these plans is generally to pay covered expenses as they are incurred.

In 1999, the Company recorded curtailment and other related charges of approximately $8 million related to the transfer of personal lines insurance business to Allstate as discussed in Note O. This transaction resulted in a reduction of the pension and postretirement benefit obligations of $44 million and $2 million, respectively.

A 1999 amendment to the postretirement plan that affected early retirement eligibility and level of employer subsidy resulted in a net reduction in the postretirement benefit obligation of approximately $40 million at December 31, 1999.

Additionally, in 1999, the Company amended its benefit plans to introduce RSKCo Choice. The amendment resulted in a reduction in the pension and postretirement benefit obligations of approximately $10 million and $8 million, respectively.

In 1998, CNA amended the Continental Post-Retirement Plan to make the benefits available to Continental retirees equivalent to the benefits available to CNA retirees. As a result of this amendment, the Company's consolidated postretirement benefit obligation was reduced by $99 million.

The Company recorded curtailment charges of approximately $19 million in 1998 related to its restructuring activities as discussed in Note N. These curtailments resulted in a reduction of the pension and postretirement benefit obligations of $88 million and $34 million, respectively.

The following table provides a reconciliation of benefit obligations:

BENEFIT OBLIGATIONS AND ACCRUED BENEFIT COSTS
-----------------------------------------------------------------------------
                                                            POSTRETIREMENT
                                          PENSION BENEFITS     BENEFITS
                                          ----------------  -----------------
(In millions of dollars)                  1999        1998   1999     1998
-----------------------------------------------------------------------------

Benefit obligation at January 1           $1,900   $1,780    $  321   $  377
Change in benefit obligation:
   Service cost                               64       58        11       11
   Interest cost                             129      126        22       28
   Participants' contributions                 -        -         4        5
   Plan amendments                           (10)       -       (48)     (99)
   Actuarial gain (loss)                    (130)     118        (5)      67
   Curtailment                               (44)     (88)       (2)     (34)
   Special termination benefits                3        -         -        -
   Acquisition                                 2        -         -        -
   Benefits paid                             (99)     (94)      (35)     (34)
-----------------------------------------------------------------------------
Benefit obligation at December 31          1,815    1,900       268      321
-----------------------------------------------------------------------------

Fair value of plan assets at January 1     1,424    1,313         -        -
Change in plan assets:
   Actual return on plan assets              (17)     105         -        -
   Acquisition                                 2        -         -        -
   Company contributions                     142      100        31       29
   Participants' contributions                 -        -         4        5
   Benefits paid                             (99)     (94)      (35)     (34)
-----------------------------------------------------------------------------
Fair value of plan assets at December 31   1,452    1,424         -        -
-----------------------------------------------------------------------------
Funded status                               (363)    (476)     (268)    (321)
Unrecognized net actuarial loss              173      239        41       51
Unrecognized prior service cost (benefit)     39       60      (132)     (97)
-----------------------------------------------------------------------------
   ACCRUED BENEFIT COST                   $ (151)  $ (177)   $ (359)  $ (367)
=============================================================================

The components of net periodic benefit costs are presented in the following table:

NET PERIODIC BENEFIT COSTS
--------------------------------------------------------------------------
                                                          POSTRETIREMENT
                                     PENSION BENEFITS        BENEFITS
Year ended December 31              ------------------   -----------------
(In millions of dollars)            1999   1998   1997   1999  1998   1997
--------------------------------------------------------------------------

Service cost                       $  64 $  58   $ 54   $ 11  $ 11  $  10
Interest cost on projected
benefit obligation                   129   126    119     22    28     25
Expected return on plan assets      (100)  (97)   (98)     -     -      -
Prior service cost amortization        6    10     11    (13)   (4)     -
Actuarial loss                         8     4      6      3     1      -
Transition amount amortization         -    (2)    (5)     -     -      -
Curtailment loss                       8    17      -      -     2      -
--------------------------------------------------------------------------
   NET PERIODIC BENEFIT COST       $ 115 $ 116   $ 87   $ 23  $ 38  $  35
==========================================================================

Actuarial assumptions are set forth in the following table:

ACTUARIAL ASSUMPTIONS
------------------------------------------------------------------------------
                                                            POSTRETIREMENT
                                    PENSION BENEFITS            BENEFITS
                                    -------------------   --------------------
December 31                         1999   1998    1997   1999    1998   1997
------------------------------------------------------------------------------

Discount rate                       7.75%  6.75%   7.25%  7.75%   6.75%  7.25%
Expected return on plan assets      8.00   7.00    7.50    N/A     N/A    N/A
Rate of compensation increases      5.70   5.70    5.70    N/A     N/A    N/A
------------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8% in 1999, declining to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 by $12 million and the aggregate net periodic postretirement benefit cost for 1999 by $2 million. A decrease in the assumed health care cost trend rate of 1% in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1999 by $11 million and the aggregate net periodic postretirement benefit cost for 1999 by $2 million.


SAVINGS PLANS

CNA sponsors savings plans, which are generally contributory plans, that allow employees to make regular contributions of up to 16% of their salary, subject to contain limitations prescribed by the Internal Revenue Service. CNA contributes an additional amount equal to 70% of the first 6% of salary contributed by the employee.

Contributions by the Company to the savings plans were $23 million, $25 million and $23 million in 1999, 1998 and 1997, respectively.

STOCK OPTIONS

The Board of Directors approved the CNA Long-Term Incentive Plan (the LTI Plan) during the third quarter of 1999, which authorizes the grant of options to certain management personnel for up to 2.0 million shares of the Company's common stock. All options granted have 10-year terms and vest ratably over the four-year period following the date of grant. The number of shares available for the granting of options under the LTI Plan as of December 31, 1999, was approximately 1.7 million.

The following table presents activity under the LTI Plan during 1999:

OPTION PLAN ACTIVITY
---------------------------------------------------------------------
                                                            Weighted
                                                            Average
                                                             Option
                                       Number of           Price Per
                                        Shares               Share
---------------------------------------------------------------------
Balance at January 1, 1999                   -            $        -
    Options granted                    294,900                 35.21
    Options forfeited                    3,600                 35.09
    Options exercised                        -                     -
---------------------------------------------------------------------
Balance at December 31, 1999           291,300            $    35.21
=====================================================================

The weighted-average remaining contractual life of options granted was 9.6 years and the range of exercise prices on those options was $35.09 to $36.53. No options were exercisable at December 31, 1999.

The fair value of granted options was estimated at the grant date using the Black-Scholes option-pricing model. The weighted-average fair value of options granted during 1999 was $11.82. The following weighted-average assumptions were used for the year ended December 31, 1999: risk free interest rate of 6.2%; expected dividend yield of 0.0%; expected option life of five years; and expected stock price volatility of 22.9%.

CNA Surety has reserved shares of its common stock for issuance to directors, officers, employees and certain advisors of CNA Surety through incentive stock options, non-qualified stock options and stock appreciation rights under a separate plan (CNA Surety Plan). CNA Surety has also reserved shares of its common stock for issuance to Capsure Holdings Corp. (Capsure) option holders under the CNA Surety Corporation Replacement Stock Option Plan (Replacement
Plan).  The CNA Surety Plan and the Replacement Plan have an aggregate number of
3.0 million shares available for which options may be granted. At December 31, 1999, approximately 1.2 million options were outstanding under these two plans.

The Company follows the financial disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123) with respect to its stock-based incentive plans. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its plan as permitted by Statement 123. Accordingly, no compensation cost has been recognized for any of the aforementioned plans, as the exercise price of the granted options equaled the market price of the underlying stock at the grant date. However, had the Company applied the fair value provision of Statement 123, the Company's net income, including the pro forma effect of the options issued under the CNA Surety Plan and the Replacement Plan, for the year ended December 31, 1999, would have been a loss of $131 million, or loss per share of $0.78.

NOTE J - LEASES:
----------------

CNA occupies facilities under lease agreements that expire at various dates through 2015. CNA's home office is partially situated on grounds under leases expiring in 2058. In addition, data processing, office and transportation equipment are leased under agreements that expire at various dates through 2004. Most leases contain renewal options that provide for rent increases based on prevailing market conditions.

CNA has vacated certain owned and leased facilities in connection with its restructuring and other related activities (see Note N). These facilities have been leased or subleased under lease agreements that expire at various dates through 2014. Lease expense for the years ended December 31, 1999, 1998 and 1997 was $81 million, $134 million and $105 million, respectively. Sublease income for the years ended December 31, 1999, 1998 and 1997 was $7 million, $5 million and $5 million, respectively.

The table on the following page presents the future minimum lease payments to be made under non-cancelable operating leases along with lease and sublease future minimum receipts to be received on owned and leased properties at December 31, 1999.

FUTURE LEASE PAYMENTS AND RECEIPTS
---------------------------------------------------------------------------
                               Future Minimum Lease   Future Minimum Lease
(In millions of dollars)            Payments               Receipts
---------------------------------------------------------------------------

2000                                 $   163               $    45
2001                                     103                    44
2002                                      90                    41
2003                                      72                    39
2004                                      47                    38
Thereafter                               153                   306
---------------------------------------------------------------------------
   TOTAL                             $   628               $   513
===========================================================================

NOTE K - STOCKHOLDERS' EQUITY AND STATUTORY FINANCIAL INFORMATION:
------------------------------------------------------------------

SUMMARY OF CAPITAL STOCK
-----------------------------------------------------------------------------------------------------
                                                                                 Number of Shares
December 31                                                                    1999          1998
-----------------------------------------------------------------------------------------------------
Preferred stock, without par value, non-voting:
   Authorized                                                                12,500,000   12,500,000
Money market cumulative preferred stock, without par value, non-voting;
   Issued and outstanding:
     Series E (stated value $100,000 per share)                                     750          750
     Series F (stated value $100,000 per share)                                     750          750
Cumulative, exchangeable preferred stock, without par value, non-voting;
     Series G (stated value $100,000 per share)                                      --        2,000
Common stock with par value of $2.50;
   Authorized                                                               500,000,000  200,000,000
   Issued                                                                   185,525,907  185,525,907
   Outstanding                                                              184,406,931  183,889,569
   Treasury stock                                                             1,118,976    1,636,338
-----------------------------------------------------------------------------------------------------

On May 20, 1999, the Company increased the number of authorized shares of common stock from 200,000,000 to 500,000,000.

On May 6, 1998, CNA's Board of Directors approved a three-for-one split of the Company's common stock which increased the outstanding common shares from 61,798,262 to 185,394,786. The shares were distributed on June 1, 1998 to shareholders of record on May 22, 1998.

The dividend rate on money market preferred stock is determined approximately every 49 days by auction. The money market preferred stock is redeemable at CNA's option, as a whole or in part, at $100,000 per share plus accrued and unpaid dividends. As of December 31, 1999, preferred dividends declared and payable were approximately $7 million. On February 15, 2000, the Company announced its intention to purchase or redeem all outstanding shares of its money market preferred stock.

On August 5, 1998, CNA's Board of Directors approved a plan (the Share Repurchase Program) to purchase, in the open market or through privately negotiated transactions, its outstanding common stock from time to time, as the Company's management deems appropriate. During 1998, pursuant to the announced Share Repurchase Program, CNA purchased 2,734,800 shares of its common stock for approximately $102 million. Total shares classified on the December 31, 1999 and December 31, 1998 balance sheets as treasury stock are 1,118,976 and 1,636,338, respectively, resulting in a decrease in stockholders' equity of approximately $41 million and $61 million, respectively.

On October 9, 1998, CNA filed a Registration Statement on Form S-8 with the Securities and Exchange Commission registering $60 million of $2.50 par value common stock, to be offered pursuant to the CNA Officer Stock Ownership Plan. On October 9, 1998, prior to the opening of the trading session on the New York
Stock Exchange, CNA sold 1,229,583 shares of common stock that were held in treasury to certain senior officers of CNA at the average of the highest and lowest sale price on the New York Stock Exchange composite transactions, which was at a price of $34.91 per share. The purchases were financed by full recourse, collateralized loans from CNA, which, at December 31, 1998, were $44 million, including accrued interest. The loans are ten year notes, which bear interest at the Applicable Federal Rate (AFR) for October 1998 (5.39%), compounding semi-annually.

During 1999, CNA sold an additional 507,362 shares of common stock that were held in treasury to certain senior officers of CNA, at the average of the highest and lowest sale prices on the New York Stock Exchange composite transactions, for the dates of the sales. The purchases were financed by full recourse, collateralized loans from CNA which at December 31, 1999, totaling approximately $20 million, including accrued interest. The loans are ten-year notes, which bear interest at the AFR for March 1999 (5.23%) and August 1999 (6.14%), compounding semi-annually.

On December 23, 1998, CNA issued 2,000 shares of Series G cumulative, exchangeable preferred stock to Loews for $200 million. On June 30, 1999 CNA repurchased the Series G preferred stock from Loews.

STATUTORY ACCOUNTING PRACTICES

CNA's insurance subsidiaries are domiciled in various jurisdictions. These subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or otherwise permitted by the respective jurisdictions' insurance regulators. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. The Company's insurance subsidiaries have no material permitted accounting practices.

CNA's ability to pay dividends to its stockholders is affected, in part, by receipt of dividends from its subsidiaries. The payment of dividends to CNA by its insurance subsidiaries without prior approval of the insurance department of each subsidiary's domiciliary jurisdiction is limited by formula. Dividends in excess of these amounts are subject to pre-approval by the respective state insurance departments. As of December 31, 1999, approximately $887 million of dividend payments would not be subject to insurance department pre-approval.

Combined statutory capital and surplus and net income (loss), determined in accordance with accounting practices prescribed by the regulations and statutes of various insurance regulators, for property/casualty and life insurance subsidiaries are as follows:

STATUTORY INFORMATION
-------------------------------------------------------------------------------
                              Statutory Capital and        Statutory Net
                                     Surplus                Income(Loss)
                             ----------------------  --------------------------
                                   December 31        Year Ended December 31
(Unaudited)                  ----------------------  --------------------------
(In millions of dollars)        1999       1998        1999     1998      1997
-------------------------------------------------------------------------------

Property/casualty  companies*  $8,679     $7,593        $361    $161    $1,043
Life insurance companies        1,222      1,109          77     (57)       43
-------------------------------------------------------------------------------
* Surplus includes equity of property/casualty companies' ownership in life insurance subsidiaries.

NOTE L - COMPREHENSIVE INCOME:
------------------------------

Comprehensive income is comprised of all changes to stockholders' equity, except those changes resulting from transactions with stockholders in their capacity as stockholders. The components of comprehensive income are shown below:

COMPREHENSIVE INCOME

-------------------------------------------------------------------------------------------
Year ended December 31
(In millions of dollars)                                             1999    1998    1997
-------------------------------------------------------------------------------------------
Net income (loss)                                                   $(130)  $ 282   $  966
Other comprehensive income:
   Change in unrealized gains/losses on general account investments:
     Holding gains (losses) arising during the period                 729     925      567
Unrealized losses (gains) at beginning of period included in
       realized gains/losses during the period                       (413)   (207)    (186)
-------------------------------------------------------------------------------------------
   Net change in unrealized gains/losses on general account           316     718      381
   investments
   Net change in unrealized gains (losses) on separate                (74)      5        -
     accounts and other
   Foreign currency translation adjustment                            (42)      7       19
   Minority interest and other                                         24      (6)      (9)
-------------------------------------------------------------------------------------------
   Other comprehensive income, before tax                             224     724      391
Deferred income tax expense related to other comprehensive           (100)   (249)    (101)
     income
-------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                                124     475      290
-------------------------------------------------------------------------------------------
   TOTAL COMPREHENSIVE INCOME (LOSS)                                $  (6)  $ 757   $1,256
===========================================================================================

In  the  preceeding  table,   deferred  income  tax  expense  related  to  other
comprehensive income is attributable to each of the components of other comprehensive income in equal proportion except for the foreign currency translation adjustment, for which there are no deferred taxes.

The following table displays the components of accumulated other comprehensive income included in the consolidated balance sheets at December 31, 1999 and 1998.

ACCUMULATED OTHER COMPREHENSIVE INCOME
-----------------------------------------------------------------
December 31
(In millions of dollars)                     1999          1998
-----------------------------------------------------------------

Foreign currency translation adjustment    $   31         $   73
Net unrealized gains on investments         1,157            991
-----------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME     $1,188         $1,064
=================================================================

NOTE M - BUSINESS SEGMENTS:
---------------------------

CNA conducts its operations through seven operating segments: Agency Market Operations, Specialty Operations, CNA Re, Global Operations, Risk Management, Group Operations and Life Operations. In addition to the seven operating segments, certain other activities are reported in a Corporate segment. These segments reflect the way in which CNA distributes its products to the marketplace and the way in which it manages operations and makes business decisions.

Agency Market Operations provides a wide range of property/casualty products to individuals and small to mid-size businesses. Specialty Operations provides a broad array of professional, financial and specialty property/casualty products and services. CNA Re offers primarily traditional property/casualty treaty reinsurance. Global Operations provides marine, casualty, surety, warranty and specialty products. Risk Management serves the property/casualty needs of large domestic commercial businesses by offering customized, solution-based strategies to address risk management needs. Group Operations offers a broad array of group life and health insurance and reinsurance products to employers, affinity groups and other entities that purchase insurance as a group. Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, long-term care insurance and annuities and provides retirement service products to institutional markets.

Corporate segment results consist of interest expense on corporate borrowings, certain run-off insurance operations, asbestos claims related to Fibreboard Corporation, financial guarantee insurance contracts, and certain non-insurance operations, principally the operations of AMS Services, Inc. (AMS), an information technology and agency software development subsidiary. See Note O to the consolidated financial statements regarding the sale of a significant portion of the Company's investment in AMS during 1999.

The accounting policies of the segments are the same as those described in the summary of significant accounting polices. The Company manages its assets on a legal entity basis while segment operations are conducted across legal entities, as such assets are not readily identifiable by individual segment. In addition, distinct investment portfolios are not maintained for each segment, and accordingly, allocation of assets to each segment is not performed. Therefore investment income and realized investment gains/losses are allocated based on each segment's net carried insurance reserves, as adjusted.

All intersegment income and expense has been eliminated. Risk Management's other revenues and expenses in 1999 include revenues for services provided by RSKCoSM to other units within the Risk Management segment that are eliminated at the consolidated level. Such intrasegment revenue and expenses eliminated at the consolidated level were $176 million for the year ended December 31, 1999.

Income taxes have been allocated on the basis of the taxable income of the segments.

Approximately 97% of the Company's premiums are derived from the United States. Premiums from any individual foreign country are not significant.


Group Operations' revenues include $2.1 billion, $2.0 billion and $2.1 billion in 1999, 1998 and 1997, respectively, under contracts covering U.S. government employees and their dependents (FEHBP).

SEGMENT RESULTS

----------------------------------------------------------------------------------------------------------
                                                    Agency
Year Ended December 31, 1999                        Market    Specialty               Global     Risk
(In millions of dollars)                          Operations Operations    CNA Re  Operations  Management
----------------------------------------------------------------------------------------------------------
Net earned premiums                                $ 4,799     $ 1,001    $ 1,176     $ 1,010     $   801
Benefits and Expenses                                5,791       1,166      1,369       1,037         936
Restructuring and other related charges                 60           -          -           -           -
----------------------------------------------------------------------------------------------------------
Underwriting gain (loss)                            (1,052)       (165)      (193)        (27)       (135)
Net investment income                                  686         235        161         132         154
Other revenues                                          80          19          4         120         316
Other expenses                                          77          30          -         100         307
Non-insurance restructuring & related charges            -           -          -           -          10
----------------------------------------------------------------------------------------------------------
Pre-tax operating income (loss)                       (363)         59        (28)        125          18
Income tax benefit (expense)                           162         (10)        15         (33)          1
Minority interest                                        -           -          -         (28)          -
----------------------------------------------------------------------------------------------------------
Net operating income (loss) (excluding realized
       investment gains (losses))                     (201)         49        (13)         64          19
Realized investment gains, net of tax and
       minority interest                                75          38         21          15          19
Cumulative effect of a change in accounting
       principle, net of tax                          (93)         (3)          -          (3)        (74)
----------------------------------------------------------------------------------------------------------
Net income (loss)                                 $  (219)    $    84    $      8     $    76     $   (36)
==========================================================================================================

                           SEGMENT RESULTS (CONTINUED)

----------------------------------------------------------------------------------------------------------
                                                     Agency
Year Ended December 31, 1998                         Market    Specialty               Global     Risk
(In millions of dollars)                           Operations Operations    CNA Re  Operations  Management
----------------------------------------------------------------------------------------------------------
Net earned premiums                               $ 5,247     $ 1,092    $    944     $   941     $   823
Benefits and Expenses                               6,050       1,251       1,005         991       1,018
Restructuring and other related charges                96           5           1           1           -
----------------------------------------------------------------------------------------------------------
Underwriting gain (loss)                             (899)       (164)        (62)        (51)       (195)
Net investment income                                 744         245         163         110         144
Other revenues                                         48          27           5          82         230
Other expenses                                         52          44          11          80         227
Non-insurance restructuring & related charges           -           -           -           -          88
----------------------------------------------------------------------------------------------------------
Pre-tax operating income (loss)                      (159)         64          95          61        (136)
Income tax benefit (expense)                          105          (6)        (27)        (18)         48
Minority interest                                       -           -           -         (25)          -
----------------------------------------------------------------------------------------------------------
Net operating income (loss) (excluding realized
       investment gains (losses))                     (54)         58          68          18         (88)
Realized investment gains, net of tax and
       minority interest                              171          57          27          17          31
----------------------------------------------------------------------------------------------------------
Net income (loss)                                 $   117     $   115     $    95     $    35     $   (57)
==========================================================================================================

---------------------------------------------------------------------

     Group           Life
  Operations      Operations   Corporate   Eliminations      Total
---------------------------------------------------------------------

$   3,571        $     936     $      35      $     (47)   $  13,282
    3,706            1,331           228           (224)      15,340
        5                -             -              -           65
---------------------------------------------------------------------
     (140)            (395)         (193)           177       (2,123)
      130              556            47              -        2,101
       40              123           204           (196)         710
       46               68           387            (19)         996
        -                -             8              -           18
---------------------------------------------------------------------
      (16)             216          (337)             -         (326)
       10              (71)          137              -          211
        -                -            (2)             -          (30)
---------------------------------------------------------------------

       (6)             145          (202)             -         (145)

        4              (31)           51              -          192

       (2)              (2)            -              -         (177)
---------------------------------------------------------------------
$      (4)       $     112     $    (151)     $       -    $    (130)
=====================================================================

---------------------------------------------------------------------

     Group           Life
  Operations      Operations     Corporate   Eliminations     Total
---------------------------------------------------------------------

$   3,733        $     823     $     (26)     $     (41)   $  13,536
    3,903            1,225           308            (57)      15,694
       39                3             -              -          145
---------------------------------------------------------------------
     (209)            (405)         (334)            16       (2,303)
      133              525            82              -        2,146
       24              115           284            (16)         799
       31               68           360              -          873
        -                4             9              -          101
---------------------------------------------------------------------
      (83)             163          (337)             -         (332)
       35              (58)          121              -          200
        -                -             5              -          (20)
---------------------------------------------------------------------

      (48)             105          (211)             -         (152)

       29               82            20              -          434
---------------------------------------------------------------------
$     (19)       $     187     $    (191)     $       -    $     282
=====================================================================

SEGMENT RESULTS (CONTINUED)

----------------------------------------------------------------------------------------------------------
                                                     Agency
Year Ended December 31, 1997                         Market    Specialty               Global     Risk
(In millions of dollars)                           Operations Operations    CNA Re  Operations  Management
----------------------------------------------------------------------------------------------------------
Net earned premiums                               $ 5,092     $ 1,251    $    898     $   854     $    776
Benefits and expenses                               5,491       1,397         991         858          974
-----------------------------------------------------------------------------------------------------------
Underwriting gain(loss)                              (399)       (146)        (93)         (4)        (198)
Net investment income                                 787         268         153         117          158
Other revenues                                         50          14           7          29          194
Other expenses                                          6          10           5          26          216
-----------------------------------------------------------------------------------------------------------
Pre-tax operating income (loss)                       432         126          62         116          (62)
Income tax benefit (expense)                         (106)        (31)        (11)        (35)          25
Minority interest                                       -           -           -         (29)           -
-----------------------------------------------------------------------------------------------------------
Net operating income (loss) (excluding realized
       investment gains/(losses))                     326          95          51          52          (37)
Realized investment gains, net of tax and
       minority interest                              187          63          34          20           37
-----------------------------------------------------------------------------------------------------------
NET  INCOME (LOSS)                                $   513      $  158     $    85     $    72     $      -
===========================================================================================================

---------------------------------------------------------------------

     Group           Life
  Operations      Operations     Corporate   Eliminations     Total
---------------------------------------------------------------------

$   3,936        $     797     $      20      $       -    $  13,624
    4,069            1,158           323            (24)      15,237
---------------------------------------------------------------------
     (133)            (361)         (303)            24       (1,613)
      117              501           108              -        2,209
       17              105           249            (37)         628
       19               58           267            (13)         594
---------------------------------------------------------------------
      (18)             187          (213)             -          630
       10              (66)           82              -         (132)
        -                -            19              -          (10)
---------------------------------------------------------------------

       (8)             121          (112)             -          488

       28              124           (15)             -          478
---------------------------------------------------------------------
$      20        $     245     $    (127)     $       -    $     966
=====================================================================

NOTE N - RESTRUCTURING AND OTHER RELATED CHARGES:
-------------------------------------------------

The Company finalized and approved a restructuring plan (the Plan) in August 1998. In connection with the Plan, the Company incurred various expenses that were recorded in the third and fourth quarters of 1998 and throughout 1999. These restructuring and other related charges primarily related to the following activities: planned reductions in the workforce; the consolidation of certain processing centers; the exiting of certain businesses and facilities; the termination of lease obligations; and the writeoff of certain assets related to these activities. The Plan contemplates a gross reduction in workforce of 4,500 employees, resulting in a planned net reduction of approximately 2,400 employees. As of December 31, 1999, the Company had completed essentially all aspects of the Plan.

The Company accrued $220 million of these restructuring and other related charges in the third quarter of 1998 (the Initial Accrual). Other charges such as parallel processing costs, relocation costs, and retention bonuses, did not qualify for accrual under GAAP and have been charged to expense as incurred (Period Costs). The Company incurred Period Costs of $83 million and $26 million during 1999 and the fourth quarter of 1998, respectively.

The Company incurred restructuring and other related charges of $246 million in 1998 that were comprised of the Initial Accrual and fourth quarter Period Costs, and which included the following: a) costs and benefits related to planned employee terminations of $98 million, of which $53 million related to severance and outplacement costs, $24 million related to other employee transition related costs and $21 million related to benefit plan curtailment costs; b) writedown of certain assets to their fair value of $74 million, of which $59 million related to a writedown of an intangible asset, and $15 million of abandoned leasehold improvements and other related fixed assets associated with leases that were terminated as part of the restructuring plan; c) lease termination costs of $42 million; d) losses incurred on the exiting of certain businesses of $32 million.

The 1998 restructuring and other related charges incurred by Agency Market Operations were approximately $96 million. These charges included employee severance and outplacement costs of $43 million related to the planned net reduction in the workforce of approximately 1,200 employees. Lease termination costs of approximately $29 million were incurred in connection with the consolidation of four regional offices into two zone offices and a reduction of the number of claim processing offices from 24 to 8. The Agency Market Operations charges also included benefit plan curtailment costs of $12 million, parallel processing charges of $7 million and $5 million of fixed asset writedowns. Through December 31, 1998, approximately 364 Agency Market Operations employees, the majority of whom were loss adjusters and office support staff had been released.

The 1999 Period Costs incurred by Agency Market Operations were approximately $60 million. These charges included employee related expenses (outplacement, retention bonuses and relocation costs) of $23 million, parallel processing costs of $16 million and consulting expenses of $10 million. Other charges, including technology and facility charges, were approximately $15 million. Additionally, Agency Market Operations reduced its estimate for lease termination costs by $4 million during 1999. During 1999, approximately 1,000 Agency Market Operations employees, the majority of whom were office support staff, were released.

The 1998 restructuring and other related charges incurred by Risk Management were approximately $88 million. These charges included lease termination costs associated with the consolidation of claim offices in 36 market territories of approximately $8 million. In addition, employee severance and outplacement costs relating to the planned net reduction in workforce of approximately 200 employees were approximately $10 million and the writedown of fixed and intangible assets was approximately $64 million. Parallel processing and other charges were approximately $6 million. Through December 31, 1998, approximately 152 Risk Management employees had been released, the majority of whom were claim adjusters and office support staff.

The charges related to fixed and intangible assets were primarily due to a writedown of an intangible asset (goodwill) related to Alexsis, Inc., a wholly owned subsidiary acquired by the Company in 1995 that provided claims administration services for unrelated parties. As part of the Company's periodic reviews of asset recoverability and as a result of several adverse events, the Company concluded, based on an undiscounted cash flow analysis completed in the third quarter of 1998, that an impairment existed, and based on a discounted cash flow analysis, that a $59 million writeoff was necessary. The adverse events contributing to this conclusion included operating losses from the business, the loss of several significant customers whose business volume with this operation constituted a large portion of the revenue base, and substantial changes in the overall market demand for the services offered by this operation which, in turn, had negative effects on the prospects for achieving the profitability levels necessary to recover the intangible asset.

The 1999  Period  Costs  incurred  by Risk  Management  were  approximately  $10 million. These charges included employee related expenses of $3 million and parallel processing charges of $3 million. Other charges, including consulting and facility charges, were approximately $7 million. Additionally, Risk Management reduced its estimate for lease termination costs by $2 million and its estimate of employee severance costs by $1 million during 1999. During 1999, approximately 136 Risk Management employees were released, the majority of whom were claims adjusters and office support staff.

The 1998 restructuring and other related charges incurred by Group Operations were approximately $39 million. These charges included approximately $29 million of costs related to the Company's decision to exit the Employer Health and Affinity lines of business. These costs represent the Company's estimate of losses in connection with fulfilling the remaining obligations under contracts. Earned premiums for these lines of business were approximately $400 million in 1998. The 1998 charges also included employee severance and outplacement costs of approximately $7 million related to the planned net reduction in workforce of approximately 400 employees. Charges for lease termination costs and fixed asset writedowns were $3 million. Through December 31, 1998, approximately 56 Group Operations employees had been released. The majority of the released employees were claims and sales support staff.

The 1999 Period Costs incurred by Group Operations were approximately $5 million. These charges include $7 million of employee severance and related charges. Additionally, Group Operations reduced its estimate for business exit costs by $2 million during 1999. During 1999, approximately 300 Group Operations employees were released, the majority of whom were claims adjusters and sales support staff.

For the other segments of the Company, restructuring and other related charges were approximately $23 million in 1998. Charges related primarily to the closing of leased facilities were $3 million and employee severance and outplacement costs related to planned net reductions of 600 employees in the current workforce and benefit costs associated with those reductions were $13 million. In addition, there were charges of $4 million related to the writedown of certain assets and $3 million related to the exiting of certain businesses. Through December 31, 1998, approximately 270 employees of these other segments, most of whom were underwriters and office support staff, had been released.

For the other segments of the Company, Period Costs were approximately $8 million for 1999. These charges were primarily for employee termination related costs. Through December 31, 1999, approximately 600 employees of these other segments, most of whom were underwriters and office support staff, had been released.

The following table sets forth the major categories of the Initial Accrual and the activity in the accrual during 1998 and 1999.

ACCRUED RESTRUCTURING AND OTHER RELATED CHARGES

-----------------------------------------------------------------------------------------------
                                    Employee
                                  Termination and                 Lease
                                  Related Benefit    Writedown  Termination  Business
(In millions of dollars)             Costs           of Assets    Costs     Exit Costs   Total
-----------------------------------------------------------------------------------------------
Initial Accrual                      $72              $74          $42        $32        $220
    Payments charged against
    liability                        (14)               -            -          -         (14)
     Costs that did not
     require cash                    (21)             (74)           -          -         (95)
-----------------------------------------------------------------------------------------------
Accrued costs at December 31,
1998                                  37                -           42         32         111
    Payments charged against
    liability                        (32)               -           (9)       (15)        (56)
    Reduction in estimated
    costs                             (1)               -           (6)        (2)         (9)
-----------------------------------------------------------------------------------------------
Accrued costs at
December 31, 1999                     $4               $-          $27        $15        $ 46
================================================================================================

NOTE O - SIGNIFICANT TRANSACTIONS:
----------------------------------

PERSONAL INSURANCE TRANSACTION

On October 1, 1999, certain subsidiaries of CNA completed a transaction with Allstate, whereby CNA's personal lines insurance business and related employees were transferred to Allstate. Approximately $1.1 billion of cash and $1.1 billion of additional assets (primarily premium receivables and deferred policy acquisition costs) were transferred to Allstate, and Allstate assumed $2.2 billion of claim and claim adjustment expense reserves. Additionally, CNA received $140 million in cash which consisted of (i) $120 million in ceding commission for the reinsurance of the CNA personal insurance business by Allstate, and (ii) $20 million for an option exercisable during 2002 to purchase 100% of the common stock of five CNA insurance subsidiaries at a price equal to GAAP carrying value as of the exercise date. Also, CNA invested $75 million in a ten year equity-linked note issued by Allstate.

CNA will continue to write new and renewal personal insurance policies and to reinsure this business with Allstate companies, until such time as Allstate exercises its option to buy the five CNA subsidiaries. Prior to 2002, the Company will concentrate the direct writing of personal lines insurance business into the five optioned companies, such that most, if not all, business related to this transaction will be written by those companies by the date Allstate exercises its option. CNA continues to have primary liability on policies reinsured by Allstate.

CNA will continue to have an ongoing interest in the profitability of CNA's personal lines insurance business and the related successor business through an agreement licensing the "CNA Personal Insurance" trademark and a portion of CNA's Agency Market Operations distribution system to Allstate for use in Allstate's personal insurance agency business for a period of five years. Under this agreement, CNA will receive a royalty fee based on the business volume of personal insurance policies sold through the CNA agents for a period of six years. In addition, the $75 million equity-linked note will be redeemed on September 30, 2009 (subject to earlier redemption on stated contingencies) for an amount equal to the face amount plus or minus an amount not exceeding $10 million, depending on the underwriting profitability of the CNA personal insurance business.

CNA also shares in any reserve development related to claim and claim adjustment expense reserves transferred to Allstate at the transaction date. Under the reserve development sharing agreement, 80% of any favorable or adverse reserve development up to $40 million and 90% of any favorable or adverse reserve development in excess of $40 million inure to CNA. CNA's obligation with respect to unallocated loss adjustment expense reserves was settled at the transaction date, and is therefore not subject to the reserve sharing arrangement.

The retroactive portion of the reinsurance transaction, consisting primarily of the cession of claim and claim adjustment expense reserves approximating $1.0 billion, was not recognized as reinsurance because criteria for risk transfer was not met for this portion of the transaction. The related consideration paid was recorded as a deposit and is included in reinsurance receivables in the consolidated balance sheets. The prospective portion of the transaction, which as of the transaction date consisted primarily of the cession of $1.1 billion of unearned premium reserves, has been recorded as reinsurance. The related consideration paid was recorded as prepaid reinsurance premiums. Premiums ceded after the transaction date will follow this same treatment. The $20 million received from Allstate for the option to purchase the five CNA subsidiaries was deferred and will not be recognized until Allstate exercises its option, at which time it will be recorded in realized gains and losses.

CNA recognized an after-tax realized loss of approximately $39 million related to the transaction, consisting primarily of the accrual of lease obligations and the write-down of assets that related specifically to the Personal Insurance lines of business. The ceding commission related to the prospective portion of the transaction will be recognized in proportion to the recognition of the unearned premium reserve to which it relates. $51 million of the ceding commission was earned in 1999. Royalty fees earned in 1999 were approximately $7 million.

The Personal Insurance lines transferred to Allstate contributed net earned premiums of $1,354 million, $1,622 million and $1,607 million and pre-tax operating income of $89 million, $97 million and $237 million for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively.

SALE OF AMS SERVICES, INC.

On November 30, 1999, CNA sold the majority of its interest in AMS Services, Inc. (AMS), a software development company serving the insurance agency market. Prior to the sale, CNA owned 89% of AMS and consolidated AMS in its financial statements. As a result of the sale, CNA owns 9% of AMS and therefore AMS is no longer consolidated. CNA recognized an after-tax gain of $21 million on the sale. Total assets of AMS as of the sale date were approximately $135 million. CNA's share of the AMS' operating results were $206 million, $264 million, and $216 million of operating revenue and $8 million, $28 million, and $10 million of operating losses, for the eleven months ended November 30, 1999, and the years ended December 31, 1998 and 1997, respectively.

MERGER WITH CAPSURE HOLDINGS CORP.

In the fourth quarter of 1996, CNA entered into a merger agreement with Capsure Holdings Corp. (Capsure) to merge CNA's surety business with the business of Capsure and form a new stock company, CNA Surety Corporation (CNA Surety), of which CNA owns approximately 63%. The transaction closed on September 30, 1997 and was accounted for as a sale of approximately 39% of CNA's previous surety business and a purchase of 61% of Capsure. In conjunction with the closing of the transaction, CNA realized an investment gain of $95 million. CNA Surety's results of operations have been included in CNA's consolidated results of operations, net of minority interest subsequent to September 30, 1997. At December 31, 1997, total assets of CNA Surety were $727 million. CNA Surety's revenues and net income for the three months ended December 31, 1997 were approximately $71 million and $11 million, respectively.

NOTE P - UNAUDITED QUARTERLY FINANCIAL DATA:
--------------------------------------------

UNAUDITED QUARTERLY FINANCIAL DATA

------------------------------------------------------------------------------------------
(In millions of dollars,
except per share data)                     First    Second    Third    Fourth      Year
--------------------------------------------------------------------------------------------
1999 QUARTERS

Revenues                                   $4,386    $4,387    $3,922    $3,708     $16,403
Net operating income (loss)
    excluding realized gains/losses            28        45        82      (300)       (145)
Net realized investment gains (losses)        144       109       (53)       (8)        192
--------------------------------------------------------------------------------------------
Net Income (loss) before cumulative effect
  of a change in accounting principle         172       154        29      (308)         47
Cumulative effect of a change in
  accounting principle, net of tax           (177)        -         -         -        (177)
--------------------------------------------------------------------------------------------
Net income (loss)                          $   (5)   $  154    $   29    $ (308)    $  (130)
============================================================================================

Basic and diluted earnings (loss) per
share                                      $(0.05)   $ 0.82    $ 0.15    $(1.68)    $ (0.77)
============================================================================================

1998 QUARTERS

Revenues                                   $4,354    $4,466    $4,170    $4,172   $17,162
Net operating income (loss)
    excluding realized gains/losses           117        64       (70)     (263)     (152)
Net realized investment gains                 116       146        56       116       434
------------------------------------------------------------------------------------------
Net income (loss)                          $  233    $  210    $  (14)   $ (147)  $   282
==========================================================================================
Earnings (loss) per share                  $ 1.25    $ 1.12    $(0.09)   $(0.81)  $  1.49
==========================================================================================

1997 QUARTERS

Revenues                                   $4,172    $4,273    $4,337    $4,417   $17,199
Net operating income
    excluding realized gains/losses           136       126       121       105       488
Net realized investment gains                  42       109       153       174       478
------------------------------------------------------------------------------------------
Net income                                 $  178    $  235    $  274    $  279   $   966
==========================================================================================
Earnings per share                         $ 0.95    $ 1.26    $ 1.47    $ 1.49   $  5.17
==========================================================================================

NOTE Q- RELATED PARTY TRANSACTIONS:
-----------------------------------

CNA reimburses or pays directly to Loews for management fees, travel and related expenses, and expenses of investment facilities and services provided to CNA. Amounts paid to Loews amounted to approximately $13 million, $13 million and $11 million in 1999, 1998 and 1997, respectively.

CNA and its eligible subsidiaries are included in the consolidated Federal income tax return of Loews and its eligible subsidiaries. See Note D for a detailed description of the income tax agreement between the Company and Loews. Note D also includes payments made between the Company and Loews pursuant to this agreement.

CNA writes, at standard rates, a limited amount of insurance for Loews and its affiliates. The total premiums from Loews and its affiliates were $5 million for 1999, and $6 million for 1998 and 1997.

CNA assumes the risk for a limited amount of insurance from R.V.I. Guaranty Company, Inc. (RVI), a 50% owned affiliate. CNA assumed approximately $5 million in written premiums from RVI during 1999.

CNA sponsors a stock ownership plan whereby the Company finances the purchase of Company stock by certain executive officers. See Note K for a detailed discussion of this plan.




                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of CNA Financial Corporation:

We have audited the consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the ove rall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNA Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

As discussed in Note A to the  consolidated  financial  statements,  the Company
changed  its  method  of  accounting  for  liabilities   for   insurance-related
assessments in 1999.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 23, 2000